Exhibit 10.3

DATED 25 July 2005

EIRCOM GROUP PLC

- and -

MORGAN STANLEY & CO. INTERNATIONAL LIMITED

- and -

MORGAN STANLEY & CO. LIMITED

- and -

MORGAN STANLEY SECURITIES LIMITED

- and -

GOODBODY STOCKBROKERS

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GOODBODY CORPORATE FINANCE

AGREEMENT

relating to a rights issue

of Ordinary Shares

of €0.10 each in

eircom Group plc

and the acquisition of Western Wireless International Ireland Corporation

Slaughter and May

One Bunhill Row

London EC1Y 8YY

(NV)

THIS AGREEMENT is made on 25 July 2005

BETWEEN:

(1)	EIRCOM GROUP PLC (registered in England and Wales with number 04827199) whose registered office is at 1 Park Row, Leeds, LS1 5AB (the “Company”);

(2)	MORGAN STANLEY & CO. INTERNATIONAL LIMITED (registered in England with number 02068222) whose registered office is at 25 Cabot Square, Canary Wharf, London W14 4QA (as sponsor and financial adviser to the Rights Issue, “MSIL”);

(3)	MORGAN STANLEY SECURITIES LIMITED (registered in England with number 02068221) whose registered office is at 25 Cabot Square, Canary Wharf, London W14 4QA (as underwriter to the Rights Issue, “MSSL”);

(4)	MORGAN STANLEY & CO. LIMITED (registered in England with number 02164628) whose registered offices is at 25 Cabot Square, Canary Wharf, London W14 4QA (as sponsor and financial adviser in connection with the Circular, “MS”);

(5)	GOODBODY STOCKBROKERS (registered in Ireland with number 54223) whose registered office is at Ballsbridge Park, Ballsbridge, Dublin 4, Republic of Ireland (as underwriter to the Rights Issue, “GS”); and

(6)	GOODBODY CORPORATE FINANCE (registered in Ireland with number 91354) whose registered office is at Ballsbridge Park, Ballsbridge, Dublin 4, Republic of Ireland (as sponsor and financial adviser in connection with the Circular, “GCF”).

(MSIL, MSSL and MS being collectively and individually referred to as the “Bank” and with such term being used in this Agreement to refer, as the context requires, to one or more of MSIL, MSSL and MS).

(GS and GCF being collectively and individually referred to as “Goodbody” and with such term being used in the Agreement to refer, as the context requires, to one or both of GS and GCF).

WHEREAS:

(A)	The Company proposes, subject, inter alia, to the passing of the Resolutions, to issue the New Shares pursuant to the Rights Issue and, subject to the passing of the Resolution, the Directors will have authority and will have been empowered under Section 80 Companies Act to allot the New Shares.

(B)	The Bank and GS have agreed (severally, and not jointly or jointly and severally), on the terms and subject to the conditions referred to in this Agreement, to underwrite the Rights Issue in the Due Proportions. MSIL has agreed to act as sponsor and financial adviser in connection with the Rights Issue. In addition, MS and GCF have agreed to act as sponsors and financial advisers in connection with the Circular.

(C)	The consideration for the issue and allotment of the New Shares shall be the transfer of Newco Ordinary Shares and Preference Shares by the Bank and GS to the Company in accordance with the Transfer Agreements.

WHEREBY IT IS AGREED AS FOLLOWS:

1.	Interpretation

1.1	In this Agreement (including the Schedules and Recitals) the following expressions shall, unless the context otherwise requires, have the following meanings:

“20-F”	means the Company’s Form 20-F filed with the SEC on 30 June 2005;

“Acceptance Date”	means the last date for acceptance and payment in full under the Rights Issue;

“Accounts Date”	means 31 March 2005;

“Acquisition”	means the proposed acquisition of the whole of the issued share capital of Western Wireless International Ireland Corporation by the Company (or another member of the Group) in accordance with the Acquisition Agreement;

“Acquisition Agreement”	means the share purchase agreement dated the date of this Agreement between, amongst others, the Company and Western Wireless International Holding Corporation relating to the acquisition by the Company (or another member of the Group) of the whole of the issued share capital of Western Wireless International Ireland Corporation and including any disclosure schedule or other document entered into or to be entered into pursuant thereto or in connection therewith;

“Acquisition Resolution”	means the ordinary resolution to be proposed at the EGM to approve the Acquisition;

“Admission”	means the admission of the New Shares (nil paid) to the Official List of the Irish Stock Exchange and the Official List maintained by the UK Listing Authority and to trading on the main markets for listed securities of the Irish Stock Exchange and the London Stock Exchange becoming effective in accordance with the Listing Rules and the Standards;

“Adverse Interest”	means any option, lien, mortgage, charge, equity trust, any other right or interest of any third party and any other encumbrance of any kind;

“A Preference Shares”	means 1000 redeemable A preference shares of €0.01 each in the capital of Newco;

“B Preference Shares”	means 1000 redeemable B preference shares of €0.01 each in the capital of Newco;

“Bank Group”	means the Bank and any person controlling, controlled by or under common control with the Bank;

“Bank Indemnified Person”	has the meaning ascribed to it in Clause 12.1;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Certificate of Approval”	means a certificate of approval as defined in regulation 57 of the Irish Regulations;

“certificated” or “in certificated form”	means, in relation to Ordinary Shares, not in uncertificated form;

“Circular”	means the circular to be issued by the Company to its shareholders giving details of the Rights Issue and the Acquisition, a draft of which has been initialled by or on behalf of the Company, the Bank and GCF for the purpose of identification only and marked “A”;

“Companies Act”	means the Companies Act 1985 of the United Kingdom;

“Continuation Notice”	has the meaning ascribed to it in Clause 13.1;

“Continuing Party”	means, where the Bank has given a notice under Clause 4.7, the Bank, and where Goodbody has given a notice under Clause 4.7, Goodbody;

“CREST”	means the relevant system (as defined in the Regulations) in respect of which CRESTCo Limited is the Operator (as defined in the Regulations);

“Dealing Day”	means a day upon which dealings in domestic securities may take place on and with the authority of the London Stock Exchange and the Irish Stock Exchange;

“Directors”	means the directors of the Company;

“Disclosure Rules”	means the disclosure rules produced by the UK Listing Authority;

“Due Proportion”	in relation to each of MSSL and GS shall mean 73 per cent. in the case of MSSL and 27 per cent. in the case of GS;

“EGM”	means the extraordinary general meeting of the Company to be convened for no later than 30 September 2005 pursuant to the notice of extraordinary general meeting contained in the Circular and at which the Resolution and the Acquisition Resolution are to be proposed;

“EGM Date”	the date on which the EGM is held, being no later than 30 September 2005;

“Engagement Letter”	means the engagement letter relating to the Rights Issue from MSIL to the Company dated 12 July 2005;

“Enlarged Group”	means the Group together with the Target Group;

“ESOT”	means ESOP Trustee Limited;

“European Regulations”	means the European Communities (Stock Exchange) Regulations 1984 (as amended) and Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005;

“Exchange Act”	means the US Securities Exchange Act of 1934;

“Excluded Holders”	means Qualifying Holders to whom, in accordance with Clause 5, no Provisional Allotment Letter is to be sent or for whom, in accordance with Clause 5, no Nil-paid Rights are to be credited to any Stock Account within CREST;

“Floor Rights Issue Price”	means €1.10 per New Share;

“Form of Proxy”	means the form of proxy for use in connection with the EGM in such form as may be agreed between the Company and the Bank acting reasonably;

“FSMA”	means the Financial Services and Markets Act 2000 of the United Kingdom;

“Fully-paid Rights”	means fully-paid rights in respect of New Shares;

“Group”	means the Company and its subsidiaries and subsidiary undertakings from time to time (other than ESOT), including, where the context requires, any one or more of such companies;

“Goodbody Group”	means Goodbody and any person controlling, controlled by or under common control with Goodbody;

“Goodbody Indemnified Person”	has the meaning ascribed to it in Clause 12.1;

“Indemnified Person”	has the meaning ascribed to it in Clause 12.1;

“Indentures”	means the indenture governing the Senior Notes, dated as of 7 August 2003, as amended by a supplemental indenture dated as of 24 March 2004 and the indenture governing the Senior Subordinated Notes, dated as of 7 August 2003, as amended by a supplemental indenture dated as of 24 March 2004;

“Initial Transfer Agreement”	means the initial subscription and transfer agreement substantially in the form of the draft initialled by or on behalf of the Company and the Bank for the purpose of identification only and marked “B” to be entered into between the Bank, GS, Newco and the Company providing, inter alia, for the subscription of A Preference Shares by MSSL and GS in the Due Proportions and the acquisition by the Company from MSSL and GS of A Preference Shares and certain Newco Ordinary Shares;

“Irish Authority”	means the Central Bank and Financial Regulator or such other body to which from time to time it may delegate its functions under the Irish Regulations;

“Irish Market Abuse Law”	shall have the meaning given to that term in Section 29 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland;

“Irish Companies Acts”	means the Companies Acts 1963 to 2005 of Ireland;

“Irish Regulations”	means the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland;

“Irish Stock Exchange”	means The Irish Stock Exchange Limited;

“Irrecoverable VAT”	means, in relation to any person, any amount in respect of VAT paid by such person and not recoverable from any tax authority by such person or the representative member of any VAT group of which such person is a member;

“Listing Rules”	means the listing rules produced by the UK Listing Authority under Part VI of FSMA (also referred to as the “UK Listing Rules”) and/or, where appropriate, the listing rules produced by the Irish Stock Exchange (also referred to as the “Irish Listing Rules”), in its capacity as competent authority for the purposes of the Consolidated Admissions and Reporting Directive (2001/83/EC) in each case as such rules may be amended prior to Admission;

“London Stock Exchange”	means the London Stock Exchange plc;

“Material Adverse Effect”	means a material adverse change in, or any development involving a material adverse change in, the condition, financial or otherwise, or the earnings, business affairs, business prospects or financial prospects, of the Group (considered as one enterprise), whether or not arising in the ordinary course of business;

“MTM instruction”	means a Many-To-Many (“MTM”) instruction given to CREST in relation to the acceptance of the offer of New Shares in uncertificated form;

“New Equity Offering”	has the meaning ascribed to it in Clause 13.2;

“New Shares”	means such number of new Ordinary Shares to be issued and allotted in connection with the Rights Issue at the Rights Issue Price such that the gross proceeds from the Rights Issue are as near as may be equal to, but not less than, €420 million;

“Newco”	means a company to be incorporated in Jersey in connection with the Rights Issue;

“Newco Ordinary Shares”	means ordinary shares of €1.00 each in the capital of Newco;

“Nil-paid Rights”	means nil-paid rights in respect of New Shares;

“Non-Continuing Party”	means, where the Bank has given a notice under Clause 4.7, Goodbody, and where Goodbody has given a notice under Clause 4.7, the Bank;

“Non-Terminating Party”	has the meaning ascribed to it in Clause 13.1;

“Official List”	means the Official List of the UK Listing Authority and/or as appropriate the Official List of the Irish Stock Exchange and “Official Lists” means both of them;

“Option Agreement”	means the initial subscription and put and call option agreement relating to Newco Ordinary Shares substantially in the form of the draft initialled by or on behalf of the Company and the Bank for the purpose of identification only and marked “C” to be entered into by the Company, Newco, and MSSL;

“Ordinary Shares”	means ordinary shares of €0.10 each in the capital of the Company;

“Ordinary Shareholders”	means holders of Ordinary Shares;

“Posting Date”	means the date on which the Company publishes the Prospectus and despatches the Circular;

“Preference Shares”	means A Preference Shares and B Preference Shares;

“Press Announcement”	means the press announcement giving details of, inter alia, the Rights Issue and the Acquisition in the form of the draft initialled by or on behalf of the Company and the Bank for the purpose of identification only and marked “D”;

“Previous Announcements”	means all documents issued and announcements (other than the Press Announcement) made by or on behalf of the Company or any member of the Group to the public or the press since the Accounts Date and before the date of this Agreement;

“Prospectus”	means a prospectus relating to the Company and the New Shares prepared pursuant to FSMA, the Prospectus Rules and the UK Listing Rules, a draft of which has been initialled by or on behalf of the Company and the Bank for the purpose of identification only and marked “E”;

“Prospectus Rules”	means the Prospectus Rules of the Financial Services Authority published under section 73A(4) of FSMA;

“Provisional Allotment Letter”	means the form of the renounceable provisional allotment letter to be issued by the Company, subject to Clause 5, to Qualifying Non-CREST Holders in connection with the Rights Issue, a draft of which has been initialled by or on behalf of the Company and the Bank for the purposes of identification only and marked “F”;

“QIBs”	means “qualified institutional buyers” as defined in Rule 144A under the Securities Act;

“Qualifying CREST Holders”	means Qualifying Holders whose Ordinary Shares on the register of members of the Company at the close of business on the Record Date are in uncertificated form;

“Qualifying Holders”	means Ordinary Shareholders on the register of members of the Company as at the close of business on the Record Date;

“Qualifying Non-CREST Holders”	means Qualifying Holders whose Ordinary Shares on the register of members of the Company at the close of business on the Record Date are in certificated form;

“Quarterly Results”	means the unaudited quarterly statement of affairs and results of operations of the Group as at and for the three months ended 30 June 2005 which will be included in the Prospectus;

“Receiving Agent Agreement”	means the agreement substantially in the form of the draft initialled by or on behalf of the Company and the Bank for the purpose of identification only and marked “J” to be entered into between the Company, MSSL, GS and the Receiving Banker;

“Receiving Banker”	means Computershare Investor Services PLC;

“Record Date”	means the fifth Dealing Day before the EGM Date or such other date as the parties may agree;

“Registrars”	means Computershare Investor Services PLC;

“Regulation S”	means Regulation S under the Securities Act;

“Regulations”	means the Uncertificated Securities Regulations 2001 (SI No. 2001/3755);

“Regulatory Information Service”	has the meaning ascribed to it in the Listing Rules;

“Report and Accounts”	means the published annual report and audited accounts of the Group as at and for the financial period ended on the Accounts Date;

“Resolution”	means the ordinary resolution to be proposed at the EGM to authorise the Directors to allot up to such number of Ordinary Shares under section 80 of the Companies Act as equals or exceeds the number of the New Shares;

“Resolutions”	means the Resolution and the Acquisition Resolution;

“Rights Issue”	means the proposed offer of the New Shares by way of rights to all Qualifying Holders in such proportion of New Shares to Ordinary Shares held at the close of business on the Record Date such that the gross proceeds from the Rights Issue are as near as may be equal to, but not less than, €420 million, on the terms and subject to the conditions referred to in the Prospectus and (so far as applicable) the Provisional Allotment Letter;

“Rights Issue Documents”	means the Press Announcement, the Circular, the Prospectus, any Supplementary Prospectus, the Form of Proxy, the Provisional Allotment Letter, the Roadshow Materials and the US Investor Letter;

“Rights Issue Price”	means the price to be stated in the Prospectus per New Share (such price not to be less than the Floor Rights Issue Price) as the price to be paid to MSSL and GS in the Due Proportions (each acting as principal for itself);

“Roadshow Materials”	means the slides used by the Company during the course of “roadshow” presentations to institutional investors in connection with the Rights Issue, a final version of which is in the form of the proof initialled by or on behalf of the Company and the Bank for the purpose of identification only and marked “G”;

“Rump Transfer Agreement”	means the rump/stick subscription and transfer agreement substantially in the form of the proof initialled by or on behalf of the Company, the Bank and GS for the purpose of identification only and marked “H” to be entered into between MSSL, GS, Newco and the Company, providing, inter alia, for the subscription of B Preference Shares by MSSL and GS in the Due Proportions and for the subscription of certain Newco Ordinary Shares by MSSL and the acquisition by the Company from MSSL and GS of B Preference Shares and those Newco Ordinary Shares;

“SEC”	means the Securities and Exchange Commission of the United States;

“Securities Act”	means the United States Securities Act of 1933;

“Senior Credit Facility”	means the €1.4 billion secured senior credit facility, dated 18 March 2004, between Valentia Telecommunications, as original Borrower and original Guarantor, Deutsche Bank AG London, Citigroup Global Markets Limited, Goldman Sachs International and Morgan Stanley Bank as the Mandated Lead Arrangers, the financial institutions named therein as the Original Lenders, and Deutsche Bank AG London as Facility Agent and as Security Agent;

“Senior Notes”	means the €550 million 7.25% Senior Notes of Valentia Telecommunications due 2013;

“Senior Subordinated Notes”	means the €285 million 8.25% Senior Subordinated Notes of eircom Funding due 2013 and the $250 million 8.25% Senior Subordinated Notes of eircom Funding due 2013;

“Standards”	means the current edition of the Admission and Disclosure Standards produced by the London Stock Exchange;

“Stock Account”	means an account within a member account in CREST to which a holding of a particular share or other security in CREST is credited;

“Supplementary Prospectus”	means any Prospectus published by the Company pursuant to Clause 3.9 which is supplementary to the Prospectus (or any previously published Prospectus which is so supplementary);

“taken up”	has the meaning ascribed to it in Clause 7;

“Target Group”	means Western Wireless International Ireland Corporation and its subsidiaries and subsidiary undertakings from time to time, including, where the context requires, any one or more of such companies;

“tax, taxes or taxation”	means all forms of taxation and statutory, governmental, state, provincial, local government or municipal impositions, duties, contributions and levies, in each case whether of the United Kingdom or elsewhere in the world wherever imposed and all penalties, charges, costs and interest relating thereto;

“Terminating Party”	means a party giving a Termination Notice under Clause 13.1;

“Termination Notice”	has the meaning ascribed to it in Clause 13.1;

“Transfer Agreements”	means the Initial Transfer Agreement and the Rump Transfer Agreement;

“UK Listing Authority”	means the Financial Services Authority acting in its capacity as competent authority for the purposes of Part VI of FSMA and in the exercise of its functions in respect of the admission to the Official List of the UK Listing Authority otherwise than in accordance with Part VI of FSMA, including, where the context so permits, any committee, employee, officer or servant to whom any function of the UK Listing Authority may for the time being be delegated;

“uncertificated” or “in uncertificated form”	means, in relation to Ordinary Shares, recorded on the register of members of the Company as being held in uncertificated form in CREST, with title which may (by virtue of the Regulations) be transferred by means of CREST.

“Underwritten Shares”	means the New Shares;

“United States”	means the United States of America or any of its territories or possessions, including the District of Columbia;

“US Investor Letter”	means the letter to be sent to QIBs in the United States pursuant to Clause 5 in the form initialled by or on behalf of the Company and the Bank for the purpose of identification only and marked “I”;

“VAT”	means value added tax imposed under EC Directive 77/388/EEC, the Value Added Tax Act 1994 or any regulations promulgated thereunder or any similar sales or turnover tax or levy imposed in any jurisdiction;

“Warranties”	means the representations, warranties and undertakings contained in Schedule 3;

“Working Capital Estimates”	means the working capital estimates prepared by the Company for the Group and the Enlarged Group, for the 18 month period following the Posting Date in a form satisfactory to the Bank and Goodbody; and

“Working Capital Reports”	means the working capital review reports prepared by the Company’s auditors.

1.2	In this Agreement unless otherwise specified:

(A)	references to clauses, sub-clauses and schedules are to clauses, sub-clauses of, and schedules to, this Agreement;

(B)	words and expressions defined in the Companies Act shall bear the same meaning;

(C)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and includes any subordinate legislation made from time to time under that statute or provision;

(D)	references to times of the day are to London time;

(E)	headings to clauses and schedules are for convenience only and do not affect the interpretation of this Agreement;

(F)	the phrase “to the best of his or their knowledge and belief” or “so far as aware” or any similar or analogous expression shall be deemed to include a further statement that the person in question has made reasonable enquiry;

(G)	references to an offer or sale of securities means such an offer or sale for US securities law purposes; and

(H)	“finally judicially determined” means, where a dispute has arisen under the terms of this Agreement which is to be resolved in accordance with the provisions of Clause 20, circumstances where:

(i)	a court of competent jurisdiction in accordance with Clause 20 has delivered a final, conclusive and binding judgment upon the merits of the relevant dispute brought in accordance with Clause 20 to the parties to this Agreement or, as the case may be, their respective successors to or assignees of the rights under this Agreement, which makes the matter res judicata in that court; and

(ii)	following the judgment referred to in (i) above taking effect, neither party (or, as the case may be, their respective successors to or assignees of the rights under this Agreement) either:

(a)	makes an application for permission to appeal; or

(b)	elects to appeal as of right

the decision of the court of competent jurisdiction within the time limits specified from time to time by the procedural rules of the court of competent jurisdiction for any such application or election.

1.3	The documents referred to in this Agreement marked:

“A”	(the Circular);

“B”	(the Initial Transfer Agreement);

“C”	(the Option Agreement);

“D”	(the Press Announcement);

“E”	(the Prospectus);

“F”	(the Provisional Allotment Letter);

“G”	(the Roadshow Materials);

“H”	(the Rump Transfer Agreement);

“I”	(the US Investor Letter);

“J”	(the Receiving Agent Agreement);

may, subject to Clauses 3.9 and 3.10, be amended by agreement between the Company and the Bank and, in the case of the Initial Transfer Agreement, the Option Agreement, the Receiving Agent Agreement and the Circular, Goodbody (such agreement not to be unreasonably withheld or delayed) and references in this Agreement to such documents shall, where appropriate, be construed as references to such documents as so amended.

2.	Admission to Listing and Trading

2.1	The Company undertakes to the Bank and to Goodbody that it will, at its own expense and as soon as possible:

(A)	make an application to the UK Listing Authority and Irish Stock Exchange for formal approval of the Circular;

(B)	make an application to the UK Listing Authority for formal approval of the Prospectus and for a Certificate of Approval;

(C)	make an application to the UK Listing Authority for permission to be granted for the admission of the New Shares to the Official List;

(D)	supply to the UK Listing Authority all the documents required to be included in the application for such admission;

(E)	make an application to the London Stock Exchange for permission to be granted for the admission of the New Shares to trading on the London Stock Exchange in accordance with the Standards;

(F)	make an application to the Irish Stock Exchange for permission to be granted for the admission of the New Shares to the Official List and to trading on the Irish Stock Exchange; and

(G)	supply to the London Stock Exchange and Irish Stock Exchange respectively all the documents required by the Listing Rules to be included in the applications for such permission and admission.

2.2	The Company will use its reasonable endeavours to:

(A)	obtain the relevant approvals referred to in Clause 2.1(A) and Clause 2.1(B) by not later than the Posting Date;

(B)	obtain the permissions referred to in Clause 2.1(C), Clause 2.1(E) and Clause 2.1(F) (subject only to the provisional allotment of the New Shares) by not later than the EGM Date;

(C)	procure that the admission of the New Shares to the Official List of the UK Listing Authority becomes effective in accordance with paragraph 3.2.7 of the UK Listing Rules and the admission of the New Shares to trading becomes effective in accordance with paragraph 2.1 of the Standards by not later than 8.30 a.m. on the first Dealing Day after the EGM Date; and

(D)	procure that the admission of the New Shares to the Official List of the Irish Stock Exchange and to trading on the main market for listed securities of the Irish Stock Exchange becomes effective by no later than 8.30 a.m. on the first Dealing Day after the EGM Date.

The Company will supply all such information, give all such undertakings, execute all such documents, pay all such fees and do or procure to be done all such things as may be necessary or required (a) by the UK Listing Authority, the London Stock Exchange or the Irish Stock Exchange for the purpose of obtaining such approval, permissions and admission; and (b) to comply with the Listing Rules, the Prospectus Rules, the Irish Regulations, the Disclosure Rules, the Standards, FSMA, Irish Market Abuse Law and the Companies Act.

3.	Obligations of the Company

3.1	The Company shall:

(A)	procure that forthwith, and in any event by not later than 8.30 a.m. on the date of this Agreement, the Press Announcement is released to a Regulatory Information Service (outside the United States);

(B)	use its reasonable endeavours to procure the fulfilment of the condition set out in Clause 4.1(I); and

(C)	subject to the allotment of the New Shares pursuant to Clause 6.1, procure that there are delivered to the Bank and Goodbody the document referred to in Part V of Schedule 1 as provided therein.

3.2	The Company undertakes to the Bank and Goodbody that at its own expense:

(A)	it shall make application to CREST for the Nil-paid Rights and Fully-paid Rights to be admitted as participating securities within CREST as soon as practicable after the date hereof;

(B)	it will use all reasonable endeavours to secure the admission of the Nil-paid Rights and Fully-paid Rights as participating securities within CREST and upon the conditions for such admission being satisfied will provide the Bank and Goodbody with the letters referred to in Part III of Schedule 1, without prejudice to the Company’s right at any time to withdraw from CREST as participating securities any Nil-paid Rights or Fully-paid Rights or any other Ordinary Shares and to maintain any of its securities in certificated form only.

3.3	Subject to the prior receipt from the UK Listing Authority and Irish Stock Exchange of formal approval of the Circular and to the prior receipt from the UK Listing Authority of formal approval of the Prospectus and a Certificate of Approval, the Company shall procure that:

(A)	copies of the Prospectus, together with the documents incorporated by reference, are made available by or on behalf of the Company in accordance with the UK Listing Rules and that a copy of the Prospectus and a Certificate of Approval is delivered to the Irish Authority;

(B)	the Circular and a Form of Proxy are posted to all shareholders in the Company entitled thereto on the Posting Date;

(C)	the Prospectus is posted, subject to Clause 5, on the Posting Date to all Ordinary Shareholders entitled to be sent a copy of the Prospectus;

(D)	subject to the provisional allotments of the New Shares having been made subject to and in accordance with Clause 6.1, Provisional Allotment Letters are posted on the EGM Date, subject to Clause 5, to all Qualifying Non-CREST Holders recording the respective entitlements of each such Qualifying Non-CREST Holder to acquire New Shares;

(E)	subject to the provisional allotments of the New Shares having been made subject to and in accordance with Clause 6.1 and to the Nil-paid Rights having been admitted as participating securities and enabled for settlement within CREST, subject to Clause 5, the Nil-paid Rights of Qualifying CREST Holders are credited to their respective Stock Accounts on the Dealing Day immediately following the EGM Date;

(F)	subject to the Nil-paid Rights and Fully-paid Rights having been admitted as participating securities and enabled for settlement within CREST, the arrangements set out in Part V of the Prospectus are so far as lies within the powers of the Company given effect; and

(G)	the relevant announcements referred to in paragraph 9.6.3 of the UK Listing Rules and paragraph 6.6.3 of the Irish Listing Rules shall be lodged with a Regulatory Information Service as required by such paragraph.

3.4	The Company shall give such assistance and provide such information as the Bank and Goodbody may reasonably require for the making and implementation of the Rights Issue and will do (or procure to be done) such things and execute (or procure to be executed) such documents as may be necessary to be done or executed by the Company or by its officers or employees in connection therewith.

3.5	The Company confirms its appointment of (a) MSIL as sponsor and financial adviser in connection with the application for Admission and the Rights Issue and (b) MS and GCF as joint sponsors and financial advisers for the purposes of the Circular, and MSIL, MS and GCF confirm their respective acceptance of such appointment.

3.6	The appointment under Clause 3.5 confers on the Bank and Goodbody all powers, authorities and discretions which are necessary for, or reasonably incidental to, the performance of its functions as sponsor (including, without limitation, the power to appoint other members of the Bank Group or the Goodbody Group as its agents or to delegate the exercise of any of their powers, authorities or discretions to such members of the Bank Group or the Goodbody Group as they see fit). The Bank and Goodbody may take all such actions which they reasonably consider necessary for or incidental to the performance of their responsibilities under the Listing Rules in their capacity as sponsors and the Company agrees to ratify and confirm all actions which the Bank or Goodbody (or their respective agents or delegates) lawfully so take.

3.7	The Company hereby appoints MSSL and GS as underwriters in the Due Proportions for the purpose of the Rights Issue on and subject to the terms of this Agreement and MSSL and GS hereby accept such appointment.

3.8	The Company hereby confirms that the appointment of MSSL and GS as underwriters in the Due Proportions under the terms of this Agreement confers on each of MSSL and GS all powers, authorities and discretions on behalf of the Company which are necessary for, or incidental to, co-ordinating and underwriting the Rights Issue (including, without limitation, the power to appoint other members of the Bank Group or, as the case may be, of the Goodbody Group as its agents or to delegate the exercise of any of their powers, authorities or discretions to such members of the Bank Group or, as the case may be, of the Goodbody Group as they see fit) and hereby agrees to ratify and confirm everything which MSSL or GS (or their respective agents or delegates) shall lawfully do in the exercise of such appointment, powers, authorities and discretions upon and subject to the terms and conditions set out in this Agreement.

3.9	The Company shall notify the Bank forthwith of any matter referred to in Section 87G FSMA which arises between the time that the Prospectus is formally approved by the UK Listing Authority and 11.00 a.m. on the Acceptance Date and, without prejudice to Clause 13, shall:

(A)	promptly prepare and, through the Bank, deliver to the UK Listing Authority for approval a Supplementary Prospectus which shall be in a form agreed upon by the Bank and the Company and approved or authorised by the UK Listing Authority;

(B)	otherwise comply with paragraphs 3.1, 3.2 and 3.4 of the Prospectus Rules; and

(C)	ensure that every matter referred to in Section 87G of FSMA which arises between the time the Prospectus is formally approved by the UK Listing Authority and 11.00 a.m. on the Acceptance Date shall be dealt with in accordance with Section 87G FSMA and the UK Listing Rules.

3.10	The Company shall notify the Bank forthwith of any matter or circumstance which arises between the date of this Agreement and the time of publication of the Prospectus or if any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order that the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading or in order to comply with the Regulations, the European Regulations, the

Companies Act, FSMA, the Listing Rules, the Prospectus Rules, the Irish Regulations, and all other statutes and governmental and regulatory authority regulations applicable to the Rights Issue (in each case in force and as applicable at that time) and, without prejudice to Clause 13, shall promptly prepare a revised version of the Prospectus which shall be in a form agreed upon by the Bank and the Company. The Company shall not otherwise amend or supplement the Prospectus in the agreed form without the consent of the Bank (such consent not to be unreasonably withheld or delayed and shall not be given without first consulting with Goodbody), other than to correct clerical or other administrative errors.

3.11	The Company (on behalf of itself and each of its affiliates (as defined in Rule 501(b) under the Securities Act)) undertakes and agrees that neither it nor any person acting on its behalf (i) will make, directly or indirectly, offers or sales of any security, or solicit offers to buy, or otherwise negotiate in respect of, any security, under circumstances that would require the registration of the Nil-paid Rights, the Fully-paid Rights or the New Shares under the Securities Act, or (ii) will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of Nil-paid Rights, Fully-paid Rights or New Shares in the United States.

3.12	The Company (on behalf of itself and each of its affiliates (as defined in Rule 405 under the Securities Act)) undertakes and agrees that neither it nor any person acting on its behalf will engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) with respect to the Nil-paid Rights, the Fully-paid Rights or the New Shares.

3.13	For so long as any Nil-paid Rights, Fully-paid Rights or New Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which it is neither subject to Section 13 or 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, provide to any holder or beneficial owner of such restricted securities or to any prospective purchaser of such restricted securities designated by such holder or beneficial owner, upon the request of such holder, beneficial owner or prospective purchaser, such information as may be required to be provided by Rule 144A(d)(4) under the Securities Act.

3.14	For so long as the Nil-paid Rights, the Fully-paid Rights or the New Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will not become an “open-ended investment company”, “unit investment trust” or “face-amount certificate company” as such terms are defined in, and that is or is required to be registered under Section 8 of, the Investment Company Act.

3.15	The Company (on behalf of itself and each of its affiliates (as defined in Rule 405 under the Securities Act)) undertakes and agrees that neither it nor any person acting on its behalf will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security of the Company to facilitate the sale or resale of the Nil-paid Rights, the Fully-paid Rights or the New Shares.

3.16	With respect to the sale of Nil-paid Rights, Fully-paid Rights and New Shares to QIBs in the United States pursuant to Clauses 7 and 8, the Company undertakes to obtain from each QIB a US Investor Letter and deliver to MSSL and GS prior to any sale pursuant to Clauses 7 and 8, copies of each such US Investor Letter.

3.17	The Company (on behalf of itself and each of its affiliates (as defined in Rule 501(b) under the Securities Act)) warrants, undertakes and agrees that offers and sales of Nil-paid Rights, Fully-paid Rights and New Shares shall only be made:

(A)	within the United States, to QIBs who have provided a US Investor Letter to the Company, MSSL and GS in compliance with Section 4(2) of the Securities Act; and

(B)	in offshore transactions within the meaning and meeting the requirements of Rule 903 of Regulation S.

3.18	As between the Company, MSSL and GS any amounts received by MSSL and GS in respect of the Rights Issue Price shall be received by and shall belong to MSSL and GS for their own respective accounts as principal and in the Due Proportions and no other person shall have any rights to receive such amounts from MSSL or GS.

3.19	The undertakings and agreement of the Company in Clauses 3.11, 3.12, 3.15 and 3.17 do not apply to MSSL or GS or any other member of the Bank Group or, as the case may be, of the Goodbody Group.

4.	Conditions

4.1	The obligations of MSSL and GS under Clauses 7 and 8 are conditional upon:

(A)	the delivery to MSSL and GS of executed counterparts of the Transfer Agreements by the Company and Newco;

(B)	there having occurred, as at Admission, no default or breach by the Company or Newco of the terms of either of the Transfer Agreements;

(C)	the delivery to MSSL and GS of executed counterparts of the Option Agreement by the Company and Newco;

(D)	there having occurred, as at Admission, no default or breach by the Company or Newco of the terms of the Option Agreement;

(E)	the delivery to MSSL and GS of counterparts of the Receiving Agent Agreement duly executed by the Company and the Receiving Banker;

(F)	the release of the Press Announcement to a Regulatory Information Service in accordance with Clause 3.1(A);

(G)	the formal approval by the UK Listing Authority and the Irish Stock Exchange of the Circular and the formal approval by the UK Listing Authority of the Prospectus by not later than the Posting Date;

(H)	the passing of the Resolutions (without amendment) at the EGM on the EGM Date (and not, save with the written consent of the Bank (such consent not to be given by the Bank without first consulting with Goodbody), at any adjournment thereof);

(I)	the delivery to the Bank and, as applicable, Goodbody (i) simultaneously with the execution of this Agreement, of the documents listed in Part I of Schedule 1; and (ii) on or prior to the Posting Date of the documents listed in Part II of Schedule 1; and (iii) immediately prior to Admission of the documents listed in Part IV of Schedule 1;

(J)	the posting of the Circular and Forms of Proxy in accordance with Clause 3.3(B) and the posting of the Prospectus in accordance with Clause 3.3(C);

(K)	the posting of Provisional Allotment Letters in accordance with Clause 3.3(D) and the crediting of entitlements to Nil-paid Rights in accordance with Clause 3.3(E);

(L)	no event referred to in Section 87G FSMA arising between the time of publication of the Prospectus and the time of Admission and no Supplementary Prospectus being published by or on behalf of the Company before Admission;

(M)	Admission becoming effective by not later than 8.30 a.m. on the first Dealing Day after the EGM Date; and

(N)	(i) the Acquisition Agreement remaining in full force and effect and not having lapsed or been terminated prior to Admission; (ii) in the bona fide opinion of the Bank (following consultation with Goodbody), no event having arisen at any time prior to Admission which gives any party thereunder a right to terminate the Acquisition Agreement and for this purpose it shall be assumed there is no ability to cure the matter or event giving rise to the right to terminate the Acquisition Agreement and that there is no notice period required for termination; and (iii) the Company not having exercised its rights under Clause 13.2.

4.2	The Bank and Goodbody shall be entitled, in their absolute discretion and upon such terms as they think fit, to:

(i)	waive, in whole or in part, fulfilment of all or any of the conditions set out in Clause 4.1 other than those set out in Clause 4.1(H) and (M); or

(ii)	extend the time for satisfaction of any of the conditions set out in Clause 4.1, by notice in writing given to the Company.

In the case of the conditions in Clauses 4.1(H), (M) and (N), any extension of time of any such condition or waiver of Clause 4.1(N) requires the prior written consent of the Company. Any reference in this Agreement to required times or dates or the equivalent shall mean any such time or date as so extended.

4.3	The obligations of the Company under Clauses 2.2(A), 2.2(C), 3.2 to 3.4, 6, 7, and 9 are conditional upon delivery to the Company of executed counterparts of the Initial Transfer Agreement, the Rump Transfer Agreement, the Receiving Bank Agreement and the Option Agreement by MSSL and GS.

4.4	The Company shall be entitled, in its absolute discretion, and upon such terms as it thinks fit to waive, in whole or in part, the fulfilment of all or any of the conditions contained in Clause 4.3 or extend the time for satisfaction thereof by notice in writing given by the Company to MSSL and GS.

4.5	If the conditions referred to in Clause 4.3 are not fulfilled (or waived) on or by the required times or dates therefor, the Company shall forthwith make an announcement to the UK Listing Authority and the Irish Stock Exchange to that effect and this Agreement shall, subject to Clause 13.3, ipso facto cease and terminate at such required time or date.

4.6	Subject to Clause 4.7, if the conditions referred to in Clause 4.1 are not fulfilled (or waived by both the Bank and Goodbody) on or by the required times or dates therefor (or any extensions of time agreed to by both the Bank and Goodbody), this Agreement shall, subject to Clause 13.3, ipso facto cease and terminate at such required time or date, and the Company shall forthwith make an announcement to the UK Listing Authority and the Irish Stock Exchange to that effect.

4.7	If the conditions referred to in Clause 4.1 are not fulfilled (or waived by both the Bank and Goodbody) on or by the required times or dates therefor (or any extensions of time agreed to by both the Bank and Goodbody), the Bank or Goodbody may, by giving written notice to the Company and Goodbody (in the case of notice given by the Bank) or to the Company and the Bank (in the case of notice given by Goodbody), elect to either waive or grant an extension of time for satisfaction of the remaining unfulfilled conditions (as the case may be) in which case:

(A)	the Continuing Party shall underwrite the Rights Issue in whole and from the date of the notice and the provisions of this Agreement shall be interpreted accordingly such that references to the Bank (where Goodbody has given notice under this Clause 4.7) shall be to Goodbody and references to Goodbody (where the Bank has given notice under this Clause 4.7) shall be to the Bank, as the case may be;

(B)	save for the matters described in Clause 13.3(A) to 13.3(C), the Non-Continuing Party shall from the date of the notice have no further rights or obligations under this Agreement;

(C)	the Non-Continuing Party will not be entitled to any commissions under Clause 11.1; and

(D)	if the conditions referred to in Clause 4.1 are not fulfilled on or by the required times or dates therefor (as such times have been extended by the Continuing Party) or waived by the Continuing Party, this Agreement shall, subject to Clause 13.2, ipso facto cease and terminate at the relevant required time or date and the Company shall forthwith make an announcement to the UK Listing Authority and the Irish Stock Exchange to that effect.

5.	Posting of Documents to Certain Shareholders and treatment of Excluded Holders

5.1	Without prejudice to Clause 6.1, neither Provisional Allotment Letters nor the Prospectus nor any other document (except for the Circular and the Form of Proxy) relating to the Rights Issue will be sent by the Company to Qualifying Holders whose addresses appear on the register of members of the Company as being in the United States (other than QIBs).

5.2	Notwithstanding anything to the contrary in Clause 3.3 and 5.1, following prior consultation with MSSL and GS, Provisional Allotment Letters and/or the Prospectus may be sent to Qualifying Holders:

5.2.1	who are QIBs in the United States and who have provided a US Investor Letter to the Company, MSSL and GS in compliance with Section 4(2) of the Securities Act; or

5.2.2	with an address in the United States if such Qualifying Holders can provide evidence satisfactory to the Company that they are able properly and lawfully to receive a copy of the Prospectus and either receive a Provisional Allotment Letter or have their Stock Accounts credited with Nil-paid Rights, as applicable, without the contravention of any registration or other legal requirement in any jurisdiction.

5.3	Nil-paid Rights shall not be credited to stock accounts of CREST Members maintained within CREST by Qualifying Holders whose addresses appear on the register of members of the Company as being in the United States (other than to QIBs who have provided a US Investor Letter to the Company, MSSL and GS in compliance with Section 4(2) of the Securities Act), unless such Qualifying Holder can provide evidence satisfactory to the Company that they are able properly and lawfully to have their Stock Accounts credited with their entitlements to Nil-paid Rights without the contravention of any registration or other legal requirement in any jurisdiction.

5.4	MSSL and GS each acknowledges and agrees that the Nil-paid Rights, the Fully-Paid Rights and the New Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. MSSL and GS each severally (and not jointly or jointly and severally) represents and agrees that neither it nor any affiliate, nor any person acting on its behalf has offered or sold and will not offer or sell any Nil-paid Rights, Fully-paid Rights or New Shares within the United States except in accordance with Rule 903 of Regulation S or to QIBs pursuant to an exemption from the registration requirements of the Securities Act. Accordingly, MSSL and GS each severally (and not jointly or jointly and severally) warrants, undertakes and agrees that:

5.4.1	neither it, nor any affiliate (as defined in Rule 501(b) under the Securities Act), nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of Nil-paid Rights, Fully-paid Rights or New Shares in the United States; and

5.4.2	neither it, nor any affiliate (as defined in Rule 405 under the Securities Act) nor any person acting on its behalf has engaged or will engage in any “directed selling efforts” (as defined in Regulation S under the Securities Act) with respect to the Nil-paid Rights, the Fully-paid Rights or the New Shares.

5.5	MSSL and GS each severally (and not jointly or jointly and severally) represents that it has not entered into and agrees that it will not enter into any contractual arrangement with any distributor (as that term is defined in Regulation S under the Securities Act) with respect to the distribution or delivery of the Nil-paid Rights, the Fully-paid Rights or the New Shares, except with its affiliates or with the prior written consent of the Company.

5.6	The Prospectus, explaining the procedures of the Rights Issue applicable to Qualifying CREST Holders, will be sent to Ordinary Shareholders whose Ordinary Shares are in uncertificated form and who are entitled to be sent a copy of the Prospectus excepting those who by virtue of the previous provisions of this Clause 5 are not to be sent copies of the Prospectus, and if the Nil-paid Rights have been admitted as participating securities and enabled for settlement within CREST by the EGM Date no Provisional Allotment Letters will be sent to Qualifying CREST Holders and their entitlements to Nil-paid Rights will be credited to their respective Stock Accounts pursuant to Clause 3.3(E).

6.	Allotment

6.1	Subject to:

(A)	the formal approval by the UK Listing Authority of the Prospectus by not later than the Posting Date;

(B)	the UK Listing Authority and the Irish Stock Exchange both having granted permission for the New Shares to be admitted to the respective Official Lists and the London Stock Exchange and Irish Stock Exchange having granted permission for the New Shares to be admitted to trading (subject only to the passing of the Resolution and the provisional allotment of the New Shares); and

(C)	the passing of the Resolutions (without amendment) at the EGM on the EGM Date (and not, save with the written consent of the Bank (such consent not to be given by the Bank without first consulting with Goodbody), at any adjournment thereof), the New Shares will be provisionally allotted on the EGM Date to all Qualifying Holders (including, for the avoidance of doubt, Excluded Holders) in such proportion of New Shares to Ordinary Shares held at the close of business on the Record Date such that the gross proceeds from the Rights Issue are as near as may be equal to, but not less than, €420 million, pursuant to a resolution of the Board of Directors (or a duly authorised Committee of such Board) and in accordance with Clause 6.2.

6.2

The provisional allotment of the New Shares referred to in Clause 6.1 will be made upon the terms and subject to the conditions set out in the Prospectus and, in the case of New Shares in certificated form, the Provisional Allotment Letter and on the basis referred to in Clause 6.5 for acceptance and payment (as set out in the Prospectus and, in the case of New Shares in certificated form, the Provisional Allotment Letter) to MSSL and GS in the Due Proportions by not later than 11.00 a.m. on the Acceptance Date and will be expressed to be subject to Admission becoming effective by not later than 8.30 a.m. on the first Dealing Day after the EGM Date (or such later time and/or date as the Company and the Bank (following consultation with Goodbody) may agree). Fractions of New Shares shall not be provisionally allotted to Qualifying Holders, holdings of Ordinary Shares in certificated and uncertificated form will be treated as separate holdings for the purpose of calculating entitlements and entitlements will be rounded down to the nearest whole number of New Shares. All such fractions will be aggregated and the resultant aggregate number of New Shares will be dealt with in accordance with Clauses 7.1, 7.2, 7.5 and 8. New Shares attributable to Excluded Holders which are not taken up will be dealt with in accordance with Clauses 7.5, 7.6 and 8.

6.3	Subject to:

(A)	the provisional allotments of the New Shares referred to in Clause 6.1 having been made; and

(B)	Admission having become effective as referred to in Clause 6.1,

(i) the provisional allotments of the New Shares held in uncertificated form which have been taken up will be confirmed pursuant to a resolution of the Board of Directors (or a duly authorised Committee of such Board) by not later than 5.00 pm on the Acceptance Date; and (ii) the provisional allotments of the New Shares which have not been taken up or are deemed not to have been taken up will lapse and be cancelled and new allotments thereof made in favour of the persons who, pursuant to Clauses 7.5 and/or 8, are acquiring such New Shares and the provisional allotments of the New Shares held in certificated form which have been taken up will be confirmed pursuant to a resolution of the Board of Directors (or a duly authorised Committee of such Board) in each case by not later than the fifth Dealing Day after the Acceptance Date.

6.4	If a Supplementary Prospectus is issued by the Company two or less days prior to the date specified in the Prospectus as the Acceptance Date (or such later date as may be agreed between the parties), the parties agree that the Acceptance Date shall be extended to the date which is three Business days after the date of issue of the Supplementary Prospectus and all dates in this Agreement referable to the Acceptance Date shall also be extended mutatis mutandis.

6.5	The New Shares will be allotted on terms that, when fully paid, they are free of any Adverse Interests and that they will rank pari passu in all respects with the existing issued Ordinary Shares.

6.6	The parties agree that if the Rights Issue Price exceeds the Floor Rights Issue Price the definitions of New Shares, Rights Issue, Resolution and Underwritten Shares in this Agreement shall be amended to reflect a lower total number of new Ordinary Shares to be issued and allotted in connection with the Rights Issue at the Rights Issue Price such that the gross proceeds from the Rights Issue are as near as may be equal to, but not less than, €420 million.

7.	Acquisitions of New Shares

7.1	By not later than 5.00 p.m. on the Dealing Day prior to the EGM Date the Company will (or will procure that the Receiving Banker will) notify MSSL in writing of the number of New Shares which represents the aggregate of fractional entitlements arising in respect of the Rights Issue. As soon as practicable after Admission, but before 11.00 a.m. on the Acceptance Date, MSSL will, as agent of the Company, use its reasonable endeavours to procure one or more acquirers for so many of the Nil-paid Rights in respect of such New Shares as can be sold nil paid at a premium net of expenses (such expenses to include, without limitation, any related Irrecoverable VAT paid by the Bank). MSSL will receive the net proceeds of any acquisitions pursuant to this Clause 7.1 as principal. As soon as reasonably practicable thereafter MSSL will inform the Company and the Receiving Banker of the number of Nil-paid Rights to be issued to acquirers so procured (and whether in certificated or uncertificated form). The Company agrees to deliver to such acquirers (or their nominees) (as directed by MSSL) nil paid Provisional Allotment Letters in respect of such Nil-paid Rights as have been acquired in such names and denominations as MSSL may require (in accordance with the instructions of the acquirers) or, in the case of such Nil-paid Rights which the Bank shall have requested (in accordance with the instructions of the acquirers) the Company to credit to any Stock Account, to give confirmation that the same have been credited to the respective Stock Account(s) designated by MSSL. If any of the rights to such New Shares are not so acquired by 11.00 a.m. on the Acceptance Date, such New Shares will be dealt with as (to the extent relevant) New Shares not taken up in accordance with Clauses 7.5 and 8.

7.2	If, by 11.00 a.m. on the Acceptance Date, all of the Underwritten Shares shall have been taken up, or are treated as having been taken up by such time pursuant to the provisions of Clause 7.3, MSSL’s and GS’s respective obligations under Clauses 7.5 and 8 shall thereupon terminate.

7.3	Subject to Clause 7.4, Underwritten Shares are treated for the purposes of this Agreement and referred to as having been “taken up” if:

(A)	the Underwritten Shares are comprised in Provisional Allotment Letters and:

(i)	the Provisional Allotment Letters have, by 11.00 a.m. on the Acceptance Date, been lodged for acceptance (whether by the person to whom they were provisionally allotted or by renouncees of the right to accept allotment) in accordance with the terms of the Prospectus and the Provisional Allotment Letter, accompanied by cheques or other remittances for the full amount payable in respect of such Underwritten Shares (whether or not such cheques or other remittances shall be honoured); or

(ii)

at the discretion of the Company and MSSL and GS, a cheque or other remittance for the full amount payable in respect of the Underwritten Shares (whether or not such cheque or other remittance shall be honoured) is received prior to 11.00 a.m. on the Acceptance Date from an authorised person (as defined in FSMA) identifying the Underwritten Shares concerned and undertaking to lodge the relevant Provisional Allotment Letter duly completed in due course; or

(B)	the entitlement to New Shares is in uncertificated form, and

(i)	the relevant MTM instruction, containing the information required by the Circular, settles by 11.00 a.m. on the Acceptance Date; or

(ii)	at the discretion of the Company and MSSL and GS (a) the relevant MTM instruction, containing the information required by the Prospectus, is received (as described in the Prospectus) by CREST by 11.00 a.m. on the Acceptance Date, (b) a number of Underwritten Shares (in nil paid form) at least equal to the number inserted in the MTM instruction is credited to the member account of the relevant CREST member specified in the MTM instruction at 11.00 a.m. on the Acceptance Date and (c) the relevant MTM instruction settles by 1.00 p.m. (or such later time as the Company has determined) on the Acceptance Date.

7.4	Notwithstanding Clause 7.3, Underwritten Shares shall be deemed not to have been taken up where:

(i)	they are comprised in a Provisional Allotment Letter which has been lodged for acceptance; or

(ii)	they are the subject of an MTM instruction,

if by 8.00 a.m. on the first Dealing Day after the Acceptance Date the Company has notified MSSL and GS that: (a) it is, with the consent of MSSL and GS (such consent not to be unreasonably withheld or delayed), rejecting such Provisional Allotment Letter or (as the case may be) not permitting the relevant MTM instruction to proceed to settlement on the grounds that, verification of the identity of the applicant having been required and a reasonable period having elapsed, the Receiving Banker has advised the Company that, in accordance with the Money Laundering Regulations 1993, it is unable to process such Provisional Allotment Letter or (as the case may be) to permit the relevant MTM instruction to proceed to settlement; (b) the relevant payment has failed; or (c) the relevant acceptance has been withdrawn pursuant to section 87Q4 of FSMA.

7.5

As soon as practicable after 11.00 a.m. on the Acceptance Date and by not later than 8.00 a.m. on the first Dealing Day after the Acceptance Date, the Company will (or will procure that the Receiving Banker will) notify MSSL and GS in writing of the number of Underwritten Shares which have not been taken up. MSSL and GS agree severally (and not jointly or jointly and severally), as agents of the Company, to use reasonable endeavours to procure one or more persons to acquire such Underwritten Shares (or as many as can be so procured) upon the terms (in so far as the same are applicable) of the Prospectus and, where relevant, the Provisional Allotment Letter as soon as reasonably practicable and in any event by not later than 11.00 a.m. on the fifth Dealing Day after the Acceptance Date if a premium over the total of the Rights Issue Price and expenses of procurement (such expenses to include, without limitation, any related commissions and any related Irrecoverable VAT paid by the Bank) can be obtained provided that MSSL and GS may, at any time after 11.00 a.m. on the Acceptance Date, decide no longer to endeavour to procure any such persons if, in their opinion, it is unlikely that any such persons can be so procured at such a premium by such time. Neither MSSL nor GS shall be under any obligation to endeavour to procure any such persons save as expressly set out in this Agreement. The Company shall deliver to such acquirers (or their nominees) (as directed by MSSL and GS) duly receipted fully paid Provisional Allotment Letters in respect of the New Shares for which a person or persons to acquire is procured pursuant to this Clause 7.5 in such names and denominations as MSSL and GS may require (in accordance with the instructions of the acquirers) or, in the case of any New Shares which MSSL or (as the case may be) GS shall have requested the Company to credit to any Stock Account, confirmation that the same have been credited in fully paid form to the respective Stock Account(s) designated by MSSL or (as the case may be) GS (in accordance with the instructions of the acquirers). MSSL and GS will receive the net proceeds over the Rights Issue Price (minus any commissions and expenses) of any such acquisitions (save to the extent that any individual Qualifying Holder would, as a result, be entitled to an amount of less than £5.00, which sums shall belong to MSSL and GS as principals in the Due Proportions) as agent for the non-accepting Qualifying Holders and procure that such sums are paid to the Receiving Banker by not later than 12.00 p.m. on the seventh Dealing Day after the Acceptance Date.

7.6	The Company will procure that the Receiving Banker pays an amount equal to the excess of the net proceeds over the Rights Issue Price (less expenses, including any related Irrecoverable VAT) received by the Receiving Banker pursuant to Clause 7.5 to the non-accepting Qualifying Holders to whom the relevant New Shares were provisionally allotted pro rata to their lapsed provisional entitlements as soon as practicable after receipt (other than those whose individual amounts would have been less than £5.00). Any such payment by the Receiving Banker shall, in the case of a payment to a non-accepting Qualifying Holder holding Ordinary Shares in certificated form, be satisfied by a cheque for the amount due being sent to the non-accepting Qualifying Holder and, in the case of a payment to a non-accepting Qualifying Holder holding Ordinary Shares in uncertificated form, shall be satisfied by the Receiving Banker procuring the creation of an assured payment obligation in favour of the relevant CREST member’s payment bank in respect of the cash amount concerned in accordance with the CREST assured payment arrangements.

7.7	The Company shall procure registration of the persons entitled thereto as the holders of the New Shares (without charging any registration fee). The Company shall procure that definitive share certificates in respect of the New Shares will be prepared and delivered or posted to persons entitled thereto in accordance with the procedures and timescales set out in the Prospectus (or such later date as MSSL and GS may agree). In relation to Fully-paid Rights in uncertificated form, the Company shall procure that the corresponding New Shares are credited to the relevant Stock Accounts (without charging any registration fee) not later than the time specified in the Prospectus (or such later time as the Bank and Goodbody may agree).

7.8	The Company confirms to the Bank and Goodbody that any information which the Bank or Goodbody may obtain as to whether or not persons have been procured to take up any Underwritten Shares which have not been taken up and for which persons to take up are not procured pursuant to Clause 7.5 or, if any such persons have been so procured, as to the identities of any such persons, is information obtained by the Bank and Goodbody in their capacity as underwriters and not as financial adviser to the Company. Accordingly (and notwithstanding any relationship which the Bank or Goodbody may have with the Company as financial adviser), the Bank and Goodbody shall be under no obligation to disclose to the Company any of such information.

7.9	Any transactions carried out, effected or arranged by MSSL and GS pursuant to this Clause 7 will constitute transactions carried out at the Company’s request. MSSL and GS shall, however, be entitled to receive and/or retain and/or allow their agents to receive and/or retain any commission or brokerages paid to them or their agents in connection with the implementation of any such transactions and shall not be under any liability to account for any benefit or advantage derived from such transactions by them or any company connected with them. To the fullest extent permitted by law and regulation, neither MSSL nor GS is to be responsible, whether to the Company, any Qualifying Holder or any other shareholder or otherwise, for any loss or damage to any person arising from any such transactions or for any insufficiency or alleged insufficiency of any dealing price at which any rights to New Shares may be sold or persons to take up for New Shares may be procured by it or for the timing of any such sale or taking up or any failure to procure any sale or taking up or any decision not to seek any acquirers.

8.	Underwriting

8.1	MSSL and GS shall, as agents of the Company, procure persons to acquire, or to the extent such persons are not procured themselves as principals acquire in the Due Proportions, on the terms and subject to the conditions and on the basis of the information contained in the Prospectus, any Supplementary Prospectus and the Provisional Allotment Letter (other than as to the time and method of acceptance and payment) the Underwritten Shares (if any) notified to them in accordance with Clause 7.5 as not taken up and for which acquirers are not procured pursuant to Clause 7.5 and such of the New Shares (if any) as are treated as not taken up pursuant to Clause 7.1. In default of either MSSL or GS so doing in respect of its Due Proportion of any such Underwritten Shares, the Company is hereby irrevocably authorised to treat this Agreement as an application by MSSL or (as the case may be) GS on the terms and subject to the conditions and on the basis of the information contained in the Prospectus, any Supplementary Prospectus and, where relevant, the Provisional Allotment Letter (other than as to the time and method of acceptance and payment) for the relevant Due Proportion of such Underwritten Shares and to allot and issue the same to MSSL or (as the case may be) GS on such terms and conditions.

8.2

Neither MSSL nor GS shall have any right to allotment, right to acquire or any other interest in or rights in respect of the New Shares, except in circumstances where and to the extent that MSSL and GS have failed to procure persons pursuant to Clauses 7.5, or 8.1 to take up the Underwritten Shares not taken up or deemed not to be taken up and MSSL and GS have committed themselves in the Due Proportions to acquire such shares pursuant to Clause 8.1.

To the extent that any member of the Bank Group or the Goodbody Group has any Nil-paid Rights or New Shares credited to a Stock Account of the Bank or Goodbody (as the case may be) pursuant to this Agreement, except where MSSL or GS act as principal, it shall hold the Nil-paid Rights or New Shares as nominee for the relevant acquirers. For the avoidance of doubt, nothing in this paragraph shall affect either MSSL’s or GS’s rights to the extent that it is a Qualifying Holder.

9.	Announcements and other obligations

9.1	The Company will not, and will use all reasonable endeavours to procure that no other member of the Group will, between the date of this Agreement and the date which is 90 days after the Acceptance Date (inclusive) enter into any commitment or agreement, or put itself in a position where it is obliged to announce that any commitment or agreement may be entered into, which is or may be material in the context of the Rights Issue and/or the Acquisition or the underwriting of the Underwritten Shares or issue any shares or options over shares or any securities convertible into or exchangeable for, or that represent the right to receive, shares or do anything with the same or substantially the same economic effect as any of the foregoing (including, without limitation, a derivatives transaction) (other than pursuant to and in accordance with entitlements described in the Prospectus or pursuant to this Agreement) or enter into any agreement or undertaking to do the same without in any such case the prior written consent of the Bank, such consent not to be unreasonably withheld or delayed (and shall not be given by the Bank without first consulting with Goodbody).

9.2	The Company undertakes that, save for the release of the Press Announcement and the posting of the Prospectus, the Circular, the Form of Proxy and Provisional Allotment Letters in accordance with the terms of this Agreement, no:

(A)	public announcement or communication concerning any member of the Group which is or may be material in the context of the Rights Issue and/or the Acquisition or the underwriting of the Underwritten Shares or which otherwise relates to any matters contemplated by this Agreement;

(B)	notice, bill, poster or document announcing the publication or despatch of the Prospectus, the Circular or the Provisional Allotment Letters or the issue of the New Shares and indicating the essential characteristics of the New Shares; or

(C)	document relating to Admission,

will be published, made or despatched by or on behalf of any member of the Group between the date hereof and the date which is 90 days after the Acceptance Date (inclusive) without the prior written consent of the Bank (such consent not to be given by the Bank without first consulting with Goodbody). The Bank shall not unreasonably withhold or delay such consent in circumstances where such publication is required by law or any regulatory body but any such consent shall be without prejudice to the rights of the Bank under or in relation to this Agreement, including the right of the Bank to treat this Agreement as terminated by reason of a non-fulfilment of condition as set out in Clause 4.1(L) and, if any such consent is given, the Company shall comply with all reasonable requests of the Bank in relation thereto.

9.3	The Company undertakes, for the period expiring 30 Dealing Days after completion of the Acquisition, that it will take all reasonable steps to enforce or procure the enforcement of all of the representations, warranties, undertakings, covenants, indemnities and rights of recourse given or made to it pursuant to the Acquisition Agreement which are or may be material in the context of the Rights Issue or the underwriting of the Underwritten Shares unless the prior written consent of the Bank has been obtained (such consent not to be unreasonably withheld or delayed and shall not be given by the Bank without first consulting with Goodbody).

9.4	The Company undertakes that it will not alter, revise or amend any of the terms or conditions of the Acquisition Agreement or waive (in whole or in part) any condition thereof or grant any indulgence thereunder or proceed to completion thereof without full satisfaction of all of the terms and conditions of the Acquisition Agreement or in circumstances where the Company is entitled to rescind or terminate the Acquisition Agreement, which in any such case is or may be material in the context of the Rights Issue or the underwriting of the Underwritten Shares without the prior written consent of the Bank (such consent not to be unreasonably withheld or delayed and shall not be given by the Bank without first consulting with Goodbody).

9.5	The Company undertakes not to designate itself as, or otherwise become a “Restricted Subsidiary” under the Indentures or an “Obligor” under the Senior Credit Facility and to procure that any amounts received by it or Newco from MSSL or GS under this Agreement or the Transfer Agreements shall, pending completion of the Acquisition and, if the Acquisition does not proceed, unless the Bank consents otherwise (such consent not to be unreasonably withheld or delayed and shall not be given by the Bank without first consulting with Goodbody), not be transferred to such a Restricted Subsidiary or Obligor. The Company undertakes that the net proceeds of the Rights Issue will not be used for any purpose other than those purposes described in the Prospectus unless the Bank consents otherwise (such consent not to be unreasonably withheld or delayed and shall not be given by the Bank without first consulting with Goodbody).

10.	Warranties

10.1	The Company represents and warrants to, and undertakes with the Bank and Goodbody that each statement set out in Part I of Schedule 3 is true and accurate at the date of this Agreement and agrees with the Bank and Goodbody that each statement set out in Parts I and II of Schedule 3 (other that the statement in paragraph 3 of Part I insofar as it relates to the 20-F) will be true and accurate on the Posting Date and immediately prior to Admission by reference to the facts and circumstances then existing and be treated as Warranties given and/or repeated on such dates. Warranties shall be deemed to be repeated under this clause in relation to the relevant document, announcement or event on the basis that any reference in any such Warranty to something being done or something being the case in relation to such document, announcement or event which is expressed in the future tense shall be regarded as being expressed in the present tense.

10.2	The Company accepts that each of the Bank and Goodbody is entering into this Agreement in reliance upon each of the Warranties. Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of the Warranties or any other term of this Agreement.

10.3	The Company will notify the Bank and Goodbody immediately if it comes to the knowledge of the Company or any of the Directors that any of the Warranties was breached or untrue or inaccurate when made and/or that any of the Warranties is or would be breached or untrue or inaccurate if it were to be repeated by reference to the facts and circumstances or the knowledge, opinions, intentions or expectations of any of the Directors subsisting at any time up to immediately prior to Admission. The Company will make reasonable enquiries to ascertain whether any of the Warranties was, or if so repeated would be, breached or untrue or inaccurate.

10.4	If, at any time prior to Admission, the Bank and Goodbody shall receive a notice pursuant to Clause 10.3 or otherwise become aware of any of the Warranties being or becoming or being likely (if repeated as referred to in Clause 10.3) to become untrue or inaccurate, the Bank and Goodbody may (without prejudice to Clause 3.9 or Clause 13) require the Company, at their own expense, to make or procure the making of such announcement or announcements and/or despatch such communication to Ordinary Shareholders as the Bank and Goodbody shall, in their absolute discretion but after consultation with the Company, consider necessary.

10.5	The Warranties shall remain in full force and effect notwithstanding completion of the Rights Issue and all other matters and arrangements referred to in or contemplated by this Agreement.

10.6	If the Bank or Goodbody has recovered from some other person who is not a party to this Agreement, where such recovery is final and not subject to appeal, any sum which compensates the Bank or (as the case may be) Goodbody for any loss in respect of any matter giving rise to any claim (“Claim”) under the Warranties or any other provision of this Agreement (but without imposing any obligation upon the Bank or (as the case may be) Goodbody to pursue any such recovery), then either:

(A)	the amount payable by the Company in respect of such Claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs and expenses of recovering it and any tax payable or deduction or withholding in the nature of taxation suffered by the Bank or (as the case may be) Goodbody in respect of such recovery); or

(B)	if an amount shall already have been paid to the Bank or (as the case may be) Goodbody by the Company referred to in the preceding paragraph in respect of such Claim, there shall be repaid to the Company an amount equal to the lesser of (a) the amount so recovered by the Bank or (as the case may be) Goodbody less the reasonable costs and expenses of its recovery and any tax payable or deduction or withholding in the nature of taxation suffered by the Bank or (as the case may be) Goodbody in respect of such recovery and (b) such amount as has already been paid by the Company to the Bank or (as the case may be) Goodbody in respect of such Claim.

10.7	Neither the Bank nor Goodbody shall be entitled to recover under the Warranties or any other provision of this Agreement more than once in respect of the same loss or to the extent that it has already recovered any amount in respect of the same loss pursuant to any other agreement with the Company.

11.	Commissions and Expenses

11.1	In consideration of its services under this Agreement, the Company will pay to the Bank and Goodbody in the Due Proportions:

(A)	a commission of 1.85 per cent. of the value of the Underwritten Shares at the Rights Issue Price;

(B)	a commission of 0.125 per cent. of the value of the Underwritten Shares at the Rights Issue Price in respect of each period of seven days or part thereof from (and including) the date falling 21 days after the date of this Agreement to (and including) the fifth Dealing Day after the Acceptance Date; and

(C)	if the Rights Issue Price is greater than the Floor Rights Issue Price, a commission of 0.063 per cent. of the value of the Underwritten Shares at the Rights Issue Price for every euro cent by which the Rights Issue Price exceeds the Floor Rights Issue Price.

11.2	To the extent of any inconsistency between the commissions set out in Clause 11.1 and the equivalent commissions (that is, relating to the commissions set out in Clauses 11.1(A), (B) and (C)) contained in the Engagement Letter, the commissions set out in Clause 11.1 shall prevail. The commissions referred to in Clause 11.1 or the equivalent commissions referred to in the Engagement Letter shall not be payable by the Company to the Bank and Goodbody if the obligations of the Bank or Goodbody under this Agreement terminate or fail to become unconditional but, subject to this Agreement becoming unconditional and not terminating, shall be paid by the Company to the Bank and Goodbody whether or not they shall be called upon to acquire or procure acquirers for any of the Underwritten Shares under this Agreement. Out of such commissions the Bank and Goodbody may pay sub-underwriting commissions to such persons, if any, as they may procure to acquire Underwritten Shares pursuant to Clause 8.

11.3	The commissions referred to in Clause 11.1 shall be satisfied by the Bank and Goodbody paying in its Due Proportion an amount equal to the product of the Rights Issue Price and the number of New Shares for the Preference Shares (which are to be subscribed for and subsequently transferred by the Bank and Goodbody to the Company in accordance with the terms of the Transfer Agreements) which is reduced by the amount of such commissions in accordance with the Transfer Agreements.

11.4

In addition to the commissions referred to in Clause 11.1, all costs and expenses of, and in connection with, this Agreement, the Acquisition Agreement, the Transfer Agreements, the Option Agreement, the Rights Issue, the EGM, the formation of Newco, the issue and transfer of the Newco Ordinary Shares and the allotment and issue of the New Shares and the Preference Shares shall be borne by the Company including, without limitation to the generality of the foregoing, all UK Listing Authority and stock exchange listing fees, admission fees, registrars’ fees, Receiving Banker’s fees, legal fees and expenses of the Company, Goodbody and the Bank (in the case of the legal fees of the Bank and Goodbody, subject to a cap of

€500,000 before expenses and any Irrecoverable VAT paid by the Bank and Goodbody), the Company’s accountancy fees and expenses, costs of printing, advertising and circulating the Rights Issue Documents and the Company’s, the Bank’s and Goodbody’s out-of-pocket expenses. Without prejudice to Clause 11.6, this Clause 11.4 shall not apply to taxation (provision for which is, for the avoidance of doubt, made otherwise in this Agreement, including in Clauses 11.7 and 12.1).

11.5	The Company shall forthwith upon request by the Bank or Goodbody pay or reimburse the Bank or (as the case may be) Goodbody the amount of any expenses which are to be borne by the Company and which the Bank or (as the case may be) Goodbody may have paid.

11.6	Where in pursuance of Clause 11.4 or 11.5 or Clause 12 a sum (a “Relevant Sum”) is to be reimbursed to the Bank or Goodbody in respect of any cost, charge or expense and that cost, charge or expense includes an amount in respect of value added tax (the “VAT Element”), the Company shall pay an amount to the Bank or (as the case may be) Goodbody by reference to the VAT Element that shall be determined as follows:

(A)	if the Relevant Sum constitutes for value added tax purposes (without regard to Section 47(3) of the Value Added Tax Act 1994) the reimbursement of the consideration for a supply of goods or services made to the Bank or (as the case may be) Goodbody (and so not to the Company), a sum equal to the proportion of the VAT Element that the Bank or (as the case may be) Goodbody certifies as representing irrecoverable input tax in the hands of the Bank or (as the case may be) Goodbody (or the representative member of the value added tax group of which the Bank or (as the case may be) Goodbody is a member if the Bank or (as the case may be) Goodbody is not the representative member), that certificate to be conclusive save in the case of manifest error; and

(B)	if the Relevant Sum constitutes for value added tax purposes the reimbursement of a cost, charge or expense incurred by the Bank or (as the case may be) Goodbody as agent for the Company, a sum equal to the whole of the VAT Element, and where a sum equal to the VAT Element has been reimbursed to the Bank or (as the case may be) Goodbody under paragraph (B) above, the Bank or (as the case may be) Goodbody shall provide the Company with an appropriate tax invoice in respect of the supply to which the Relevant Sum relates, that is to say a tax invoice naming the Company as the recipient of the supply and issued either by the Bank or (as the case may be) Goodbody or, if the Bank or (as the case may be) Goodbody has treated the relevant cost, charge or expense as a disbursement for value added tax purposes, by the person making the supply.

11.7	(A) The Company shall bear the cost of, and shall accordingly indemnify the Bank and Goodbody in respect of, any and all Transfer Duty arising in respect of:

(i)	any allotment of any New Shares to or for the account of, or any acquisition of New Shares by, the Bank, Goodbody or (as the case may be) any persons procured by the Bank or Goodbody as contemplated by this Agreement; or

(ii)	any transfer of, or agreement to transfer, any New Shares by the Bank or Goodbody constituted by or arising under (or treated for Transfer Duty purposes as constituted by or arising under) this Agreement, the Rights Issue Documents or the Transfer Agreements,

provided that this Clause 11.7(A) shall only have effect to the extent that the Bank or (as the case may be) Goodbody incurs the cost of the Transfer Duty itself or would have so incurred the cost if the Company had not borne the cost.

The Company shall not be liable pursuant to this Clause 11.7(A) to bear or indemnify any person in respect of any United Kingdom stamp duty or stamp duty reserve tax (or any associated fines, penalties or interest) that arises pursuant to Sections 67, 70, 93 and/or 96 of the Finance Act 1986. For the avoidance of doubt, the Company shall not be liable to pay any amount or sum under this Clause 11.7(A) to the extent that such amount or sum has already been paid by the Company to (A) the Bank or (as the case may be) Goodbody under this Clause or (B) H.M. Revenue & Customs or other relevant tax authority in payment of the relevant Transfer Duty. References in this Clause 11.7(A) to New Shares shall include Nil-paid Rights, Fully-paid Rights and any interests in or rights to allotment of, New Shares.

(B)	For the purposes of Clause 11.7(A), “Transfer Duty” means any capital duty, stamp duty and/or stamp duty reserve tax or other transfer or issue taxes or duties and any related costs, fines, penalties or interest (other than any fines, penalties or interest that would not have been payable but for any negligence or default on the part of the Bank or Goodbody, but the negligence or default of the Bank will not affect a claim by Goodbody and the negligence or default of Goodbody will not affect a claim by the Bank) arising under the laws of:

(i)	the United Kingdom;

(ii)	Ireland; or

(iii)	any other jurisdiction to the extent that the foregoing would not have so arisen but for the Company being resident or incorporated in or having any permanent establishment, branch or agency in such jurisdiction or the execution of any document or instrument or performance of any act or transaction in such jurisdiction by the Company (or any agent of the Company, other than the Bank or Goodbody) in connection with the allotment or issue of the relevant New Shares (other than any such execution or performance at the direction or request of the Bank, Goodbody or the relevant acquirer).

12.	Indemnity

12.1

The Company hereby undertakes with the Bank and each member of the Bank Group and its and their directors, officers and employees and with Goodbody and each member of the Goodbody Group and its and their directors, officers and employees (in each case whether present or future and each an “Indemnified Person” and, where relevant, a “Bank

Indemnified Person” or “Goodbody Indemnified Person”, as applicable) to indemnify and hold each Indemnified Person harmless from and against any claims, demands, investigations, proceedings, judgements or investigations (“Proceedings”) which may be threatened, brought, established, alleged or made against or otherwise include any Indemnified Person, in each case by any person who takes up any of the New Shares or any subsequent acquirer or transferee of any of the New Shares or any other person, governmental agency or regulatory body whatsoever and against all losses (including taxation), damages, liabilities, costs, charges and reasonably incurred expenses (including legal fees) (“Losses”) which any Indemnified Person may suffer or incur (including, but not limited to, all such Losses suffered or incurred in disputing, investigating or providing evidence in connection with or defending any Proceedings and/or in establishing its right to be indemnified pursuant to this Clause and/or in seeking advice in relation to any Proceedings, whether or not such Proceedings are defended or disputed successfully and whether or not any Indemnified Person is a party to such Proceedings) and which in any such case arise directly or indirectly in connection with or out of the services rendered or duties performed under this Agreement or otherwise in connection with the Rights Issue or implementation of the Rights Issue, or the arrangements referred to or contemplated by any of the Press Announcement, the Transfer Agreements, the Option Agreement or this Agreement, including but not limited to:

12.1.1	a failure or alleged failure of any of the Rights Issue Documents (in each case, as such documents are published) to contain or fairly present all information required to be contained therein, or

12.1.2	the existence of an untrue statement or alleged untrue statement of a material fact in any of the Rights Issue Documents (in each case, as such documents are published) or any other document, announcement or other advertisement or financial promotion issued by or on behalf of the Company in connection with the Rights Issue and/or the Acquisition or the omission or alleged omission of any of the Rights Issue Documents to state a material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading; or

12.1.3	any breach or alleged breach by the Company of any of its obligations under this Agreement, the Transfer Agreements, the Option Agreement or any other agreement to be entered into by it in connection with the Rights Issue; or

12.1.4	any breach or alleged breach by the Company of any of the Warranties or any circumstances which constitute such a breach; or

12.1.5	any breach, or alleged breach by the Company of the laws or regulations of any country resulting from the Rights Issue or the performance of this Agreement, the Acquisition Agreement, the Transfer Agreements, the Option Agreement or any other agreement to be entered into by it in connection with the Rights Issue; or

12.1.6	the due performance by Bank of its role as agent of the Company or any of its other obligations or services under this Agreement or in connection with the Rights Issue and/or the Acquisition (including, for the avoidance of doubt, in the case of MS and MSIL their respective roles as sponsor and financial adviser in relation to the Circular and Rights Issue); or

12.1.7	the due performance by Goodbody of its role as agent of the Company or any of its other obligations or services under this Agreement or in connection with the Acquisition (including, for the avoidance of doubt, in the case of GCF, its role as sponsor and financial adviser in relation to the Circular); or

12.1.8	in connection with the Transfer Agreements and/or the Option Agreement and/or the arrangements contemplated or referred to therein; or

12.1.9	without limitation of sub-Clause 12.1.8, any Losses relating to or referable to any Transfer Duty to which Clause 11.7 would have applied if it had been incurred by the Bank itself,

provided always that no Indemnified Person shall be entitled to be indemnified by the Company pursuant to this Clause 12.1 in respect of any Proceedings or Losses to the extent that:

(i)	they have been finally judicially determined by a court of competent jurisdiction to have arisen as a result of gross negligence, bad faith, or wilful default, of that Indemnified Person or, as relevant, a Bank Indemnified Person or Goodbody Indemnified Person, save that this exception will not apply to Proceedings or Losses that arise out of, relate to, or are based on any of the matters referred to in sub-paragraphs 12.1.1 to 12.1.5 and the gross negligence, bad faith or wilful default of a Goodbody Indemnified Person will not affect a claim under Clause 12 by a Bank Indemnified Person and the gross negligence, bad faith or wilful default of a Bank Indemnified Person will not affect a claim under Clause 12 by a Goodbody Indemnified Person; or

(ii)	they are in respect of an unrealised or realised loss in market value of any of the Underwritten Shares acquired pursuant to Clause 8 or any expense of sale or other disposal of such Underwritten Shares incurred by an Indemnified Person unless (but only to the extent that) such Losses are occasioned by, or result from, or are attributable to or would not have arisen but for (in each case directly or indirectly) the neglect or default of the Company including any breach by the Company of any of its obligations under this Agreement, the Transfer Agreements or the Option Agreement or any breach of the Warranties or any circumstances which constitute such a breach; or

(iii)	the Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in any document referred to in sub-paragraph 12.1.2 in reliance upon and in conformity with information furnished to the Company in writing by an Indemnified Person expressly for use therein; or

(iv)

such Losses comprise any Transfer Duty (as defined in Clause 11.7(B)) incurred by a Bank Indemnified Person or (as the case may be) a Goodbody Indemnified Person itself or any duty or tax incurred by a Bank Indemnified Person or (as the case may be) a Goodbody Indemnified Person itself which would have been “Transfer Duty” as so defined but for the fact that it arises under the laws of a jurisdiction other than those jurisdictions referred to in Clause 11.7(B)(i) to (iii) (but, for the avoidance of doubt, this exclusion (iv) shall not apply to any claim or demand against a Bank Indemnified

Person or (as the case may be) a Goodbody Indemnified Person by any person who acquires any of the New Shares as contemplated by the Agreement to the extent that such claim or demand relates to or is referable to any Transfer Duty to which Clause 11.7 would have applied if it had been incurred by the Bank or (as the case may be) Goodbody itself); or

(v)	such Losses comprise any tax incurred by the Bank or (as the case may be) Goodbody on its income, profits or gains arising from the commissions and fees referred to in Clause 11.1 or on interest on amounts received and retained by it (as principal) in respect of New Shares which are or are treated as taken up under the Rights Issue (including, for the avoidance of doubt, any Nil-paid Rights in respect of New Shares representing fractional entitlements arising under the Rights Issue which are acquired pursuant to Clause 7.1).

12.2	Where a claim is brought or threatened by a third party which results in (or may result in) an indemnity claim being made by an Indemnified Person pursuant to Clause 12.1 (an “Action”), the relevant Indemnified Person shall notify the Company in writing of such Action. Where the Indemnified Person has notified the Company of such an Action, the Company will be entitled to participate therein and, to the extent that it shall wish, to assume the defence thereof with counsel reasonably satisfactory to the Indemnified Person (which shall not, except with the consent of the Indemnified Person, be counsel to the Company). After notice from the Company to such Indemnified Person of its election so to assume the defence thereof, the Company shall not be liable to such Indemnified Person under this Clause 12 for any expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Person, in connection with the defence of the Action save to the extent that an actual or potential conflict of interest between the Indemnified Person and the Company arises in the defence of the Action (in which case the reasonable costs of another law firm (if any) instructed by the Indemnified Person shall be reimbursed by the Company). The Company shall not, without the written consent of the Indemnified Person, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any Action in respect of which indemnification or contribution may be sought hereunder (whether or not the relevant Indemnified Person is an actual or potential party to such Action) unless such settlement, compromise or judgment (i) includes an unconditional release of the relevant Indemnified Person from all liability arising out of such Action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person.

12.3	Failure on the part of an Indemnified Person to notify the Company in accordance with Clause 12.2 shall not relieve the Company from any liability under this Clause 12 to the relevant Indemnified Person (unless the Company is materially prejudiced as a result of such failure, but then only to the extent of the prejudice) and, in any event, shall not relieve the Company from any liability which it may have otherwise than on account of any indemnity it gives pursuant to this Clause 12 provided however that it shall so relieve the Company in respect of an Action in circumstances where the relevant Indemnified Person has failed to notify the Company of the Action in accordance with Clause 12.2 and settles such Action without the prior written consent of the Company.

12.4

If any indemnification provided for in this Clause 12 is for any legal reason unavailable to or insufficient to hold harmless an Indemnified Person in respect of any Losses or Proceedings, then the Company shall contribute to the aggregate amount of such Losses or Proceedings incurred by such Indemnified Person, as incurred, in such proportion as is appropriate to reflect the relative benefits received by (i) the Company on the one hand and (ii) the Bank Indemnified Persons or, as relevant, the Goodbody Indemnified Persons on the other hand from the offering of the New Shares pursuant to the Rights Issue. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the relevant Indemnified Person failed to give the notice required under Clause 12.2, then the Company shall contribute to the aggregate amount of such Proceedings or Losses incurred by such Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of (i) the Company on the one hand and (ii) the Bank Indemnified Persons or, as relevant, the Goodbody Indemnified Persons on the other hand in connection with the statements, omissions or other matters which resulted in such Proceedings or Losses as well as any other relevant equitable considerations. The relative benefits received by (i) the Company and (ii) the Bank Indemnified Persons and/or, as relevant, the Goodbody Indemnified Persons shall be deemed to be in the same proportion as the total net proceeds from the offering of the New Shares issued or sold pursuant to this Agreement (before deducting expenses) received by the Company bear to the total underwriting commissions received by the Bank or (as the case may be) Goodbody with respect to the New Shares. The relative fault shall be determined by reference to, among other things, whether an untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Bank and/or (as the case may be) Goodbody and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Bank and Goodbody agree that it would not be just and equitable if contributions pursuant to this Clause 12.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Clause 12.4. The amount paid or payable by the Company as a result of the Proceedings or Losses referred to above in this Clause 12.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Clause 12.4, (i) neither the Bank nor Goodbody will be required to contribute any amount in excess of the amount of the underwriting commission received by it (and which it is not liable to pay to any other underwriter or intermediary) in relation to the New Shares underwritten or acquired by it pursuant to this Agreement, (ii) no Indemnified Person will be entitled to recover more by way of contribution under this Clause 12.4 than it would have been able to recover had the indemnities in Clause 12.1 been available against the Company and (iii) the Company will not be liable to pay any amount pursuant to this Clause 12.4 in excess of the amount it would have been liable to pay had the indemnities in Clause 12.1 been available to the relevant Indemnified Persons. No person guilty of fraudulent misrepresentation will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. No act or omission by a Goodbody Indemnified Person shall affect any claim under this Clause 12.4 by a Bank Indemnified Person and no act or omission by a Bank Indemnified Person shall affect any claim under this Clause 12.4 by a Goodbody Indemnified Person.

12.5	Without prejudice to the generality of Clause 12.1, the Company undertakes with each Indemnified Person that if the United Kingdom H.M. Revenue & Customs or any other taxing authority brings into any charge to taxation any sum payable under the indemnities contained in Clause 12.1, the amount so payable shall be increased by such amount as will ensure that the person to whom payment is made will retain, after payment of the tax so chargeable, the amount it would have retained had no such tax been payable.

12.6	The Company undertakes with each Indemnified Person that all sums payable under this Agreement shall be paid in full, free and clear of all deductions or withholdings, unless the deduction or withholding is required by law and that if any deductions or withholdings are required by law the Company shall be obliged to pay such additional sum as will, after such deductions or withholdings have been made, leave the person to whom payment is made with the same amount as that person would have been entitled to receive in the absence of such requirement to make a deduction or withholding.

12.7	If any Indemnified Person receives a credit for, refund of or relief from any tax or other monies payable by it or similar benefit by reason of any deduction or withholding for or on account of tax or by reason of the matter giving rise to the increased payment under Clause 12.5, it shall reimburse to the Company such part of such additional payments paid to it pursuant to Clause 12.5 or Clause 12.6 as it, acting reasonably, certifies to the Company will leave it (after such reimbursement) in no better or worse position than it would have been in if no deduction or withholding had been required or no tax charge had arisen.

12.8	No claim shall be made against any Indemnified Person by the Company to recover any, loss, claim, damage or liability the Company or any other person may suffer or incur by reason of or arising out of the carrying out or performance by any Indemnified Person or on its behalf of obligations or services under this Agreement or otherwise in relation to the Rights Issue or the arrangements contemplated by the Transfer Agreements or the Option Agreement except to the extent that such damage is finally judicially determined by a court of competent jurisdiction to have arisen from gross negligence, bad faith, or wilful default, of an Indemnified Person, provided that this exception will not apply to any claim which arises out of, relates to, or is based on any of the matters referred to in Clause 12.1.1 to 12.1.5 and the gross negligence, bad faith or wilful default of a Goodbody Indemnified Person will not affect the rights under this Clause 12.8 of a Bank Indemnified Person and the gross negligence, bad faith or wilful default of a Bank Indemnified Person will not affect the rights under this Clause 12.8 of a Goodbody Indemnified Person.

12.9

The Bank and Goodbody each agrees severally (and not jointly or jointly and severally) to indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under common law or the Companies Act, the Irish Companies Acts, the European Regulations, FSMA, Irish Market Abuse Law, the Listing Rules, the Prospectus Rules, the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Prospectus or the Circular, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Prospectus or the Circular, or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by the Bank or, as the case may be, Goodbody (and so this indemnity only applies, in the case of the Bank, in relation to information furnished by the Bank and, in the case of Goodbody, in relation to information furnished by Goodbody expressly for use therein); and agrees to reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating, preparing for or defending any such action or claim as such expenses are incurred. The provisions of Clauses 12.2, 12.3, 12.4, 12.5, 12.6, 12.7 and 12.10 will apply mutatis mutandis to any indemnification by the Bank or Goodbody under this Clause 12.9 (with references to an Indemnified Person being read as references to the Company and references to the Company being read as references to the Bank or, as the case may be, Goodbody).

12.10	No claim will be brought by an Indemnified Person or any of its respective subsidiary undertakings against any director or any other officer and/or employee of the Company in respect of any conduct, action or omission by the individual concerned in connection with this Agreement or any of the other arrangements contemplated by the Rights Issue Documents or this Agreement, provided however that this Clause 12.10 shall not apply to any claim brought against any director or any other officer and/or employee of the Company in respect of such individual’s fraud or wilful default.

12.11	For the avoidance of doubt:

(A)	the provisions of this Clause 12 are subject to the limitations in Clause 10.6; and

(B)	an Indemnified Person will not seek to recover any amount paid by way of indemnity under Clause 12.9 or by way of contribution under Clause 12.4 (where Clause 12.9 is unavailable or insufficient) pursuant to Clause 12.1.

12.12

(A)   The degree (if any) to which any Indemnified Person shall be entitled to rely on the work of any adviser to the Company or any other third party will be unaffected by any limitation which the Company may have agreed regarding the extent to which the Company and/or any member of the Group may claim against any such adviser or other third party and/or any waiver or release of any right of the Company so to claim (a “Limitation”).

(B)	Where any damage or loss is suffered by the Company for which any Indemnified Person would otherwise be jointly and severally liable, with any third party or parties which has or have the benefit of a Limitation, to the Company or any member of the Group, the extent to which such damage or loss will be recoverable from the Indemnified Person shall be limited so as to be in proportion to the contribution of the Indemnified Person to the overall fault for such damage or loss, as agreed by such person or persons or, in the absence of agreement, as finally determined by a court of competent jurisdiction but, in any event, such Indemnified Person shall have no greater liability than if the Limitation did not apply.

12.13	Nothing in this Clause 12 operates to exclude or restrict any duty or liability of:

(A)	the Bank under FSMA or the regulatory system (as defined for the purposes of the rules and regulations made by the Financial Services Authority under FSMA (the “Rules”)) to an extent greater than permitted by the Rules: or

(B)	Goodbody under the Investment Intermediaries Act, 1995 as amended, the Stock Exchange Act, 1995 as amended, the Central Bank Acts 1942 to 1998 as amended,

the Central Bank and Financial Services Authority or Ireland Acts 2003 and 2004 (the “Irish Financial Services Legislation”) or rules and regulations made by the Financial Regulator under the Irish Financial Services Legislation (together, the “Irish Rules”) to an extent greater than permitted by the Irish Rules.

12.14	Each of the indemnities in this clause shall remain in full force and effect notwithstanding the completion of the Rights Issue and all other matters and arrangements referred to in or contemplated by this Agreement. Each of the indemnities in this clause shall be in addition to, and shall not be construed to limit, affect or prejudice any other right or remedy available to any Indemnified Person.

12.15	The provisions of this Clause 12 shall replace the indemnity provisions contained in the indemnity letter from the Bank to the Company dated 12 July 2005 (as such letter may be superseded). Such indemnity provisions shall terminate and any liability thereunder shall be extinguished provided that such extinction shall be without prejudice to Clause 12 which will, with effect from the date hereof, apply to all acts or circumstances (whether before or after the date of this Agreement) which would otherwise be the subject of indemnification under the aforesaid indemnity letter.

13.	Termination

13.1	If at any time before Admission:

(A)	in the bona fide opinion of the Bank or Goodbody, there has been a breach of any of the Warranties, obligations or undertakings or any other term of this Agreement which the Bank or Goodbody, acting in good faith, considers is material and prejudicial in the context of the Rights Issue; or

(B)	an event has occurred or matter arisen which if it had occurred or arisen before the date of this Agreement or before any other date on which the Warranties are given would have rendered any of the Warranties untrue or inaccurate (to an extent which the Bank or Goodbody, acting in good faith, considers is material and prejudicial in the context of the Rights Issue) by reference to the circumstances then existing; or

(C)	any statement of a material fact contained in any of the Rights Issue Documents is or has become untrue, incorrect or misleading in any respect, or any matter has arisen which would constitute a material omission from any of the Rights Issue Documents, and which in any such case the Bank or Goodbody, acting in good faith, considers to be material and prejudicial in the context of the Rights Issue, the Bank or Goodbody (whichever is applicable), acting in good faith may, upon becoming aware of any such event or circumstance referred to in Clause 13.1(A) to 13.1(C), in its absolute discretion, elect to terminate this Agreement by giving written notice to that effect (the “Termination Notice”) to the Company and, in the case of the Bank electing to terminate, to Goodbody, or in the case of Goodbody electing to terminate, to the Bank, to be received prior to Admission. Whichever of the Bank or Goodbody that receives such termination notice (the “Non-Terminating Party”) may, in its absolute discretion, by giving notice (the “Continuation

Notice”) to the Company within 1 Business Day after receipt by it of the Termination Notice, elect to underwrite the Rights Issue in whole and from the date of such notice the provisions of this Agreement shall be interpreted accordingly such that references to the Bank (where Goodbody has given a Continuation Notice) shall be to Goodbody and references to Goodbody (where the Bank has given a Continuation Notice) shall be to the Bank and save for the matters described in Clause 13.3(A) to 13.3(C) the Terminating Party shall have no further rights or obligations under this Agreement and the Terminating Party shall not be entitled to any commission under Clause 11.1. If the Non-Terminating Party does not give a Continuation Notice then, subject to Clause 13.3, this Agreement shall terminate upon the giving of the Termination Notice and cease thereupon to have any effect.

13.2	If at any time prior to Admission, in the bona fide opinion of the Company, an event has arisen which gives any party to the Acquisition Agreement a right to terminate the Acquisition Agreement (and for this purpose it shall be assumed that there is no ability to cure the matter or event giving rise to the right to terminate the Acquisition Agreement and that there is no notice period required for termination), the Company may in its absolute discretion elect to terminate this Agreement by giving notice to that effect to the Bank and Goodbody, to be received prior to Admission. If the Company exercises its right to terminate this Agreement under this Clause 13.2 but then proceeds with an acquisition substantially the same as the Acquisition within 12 months of the date of this Agreement (whether or not such acquisition is funded by way of an equity offering (a “New Equity Offering”)), the Company agrees that it will engage the Bank as financial adviser, sponsor and underwriter in connection with such acquisition and New Equity Offering on the basis of fees and commissions to be agreed between the Company and the Bank (both acting in good faith) at the time of such engagement. The terms of the Engagement Letter that provide the Bank with a right to fees for any transactions of a type referred to in the Engagement Letter effected within one year of termination of the Engagement Letter are superseded and replaced by the aforesaid provision and such terms in the Engagement Letter shall have no further effect.

13.3	In the event that this Agreement is terminated pursuant to a notice given under this Clause 13 or ceases to have effect pursuant to Clause 4.5 or 4.6, no party shall have any claim against any other party, except that:

(A)	such termination shall be without prejudice to any breaches at the date of such termination;

(B)	the Company shall forthwith pay such of the expenses, charges and disbursements referred to in Clauses 11.4 and 11.5 as are incurred (including amounts in respect of value added tax pursuant to Clause 11.6); and

(C)	the provisions of Clauses 10, 11.2, 11.4 to 11.7, 12, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 23 shall remain in full force and effect.

13.4	Neither the Bank nor Goodbody shall be entitled to terminate this Agreement after Admission, including, without limitation, if after Admission rights arise entitling acceptors to withdraw acceptances under Section 87Q4 FSMA.

13.5	MS shall be entitled to terminate its role as sponsor and financial adviser for the purposes of the Circular in circumstances where any of the events set out in Clause 13.1 occur which MS, acting in good faith, considers is material in the context of the role being performed by MS.

13.6	GCF shall be entitled to terminate its role as sponsor and financial adviser for the purposes of the Circular in circumstances where any of the events set out in Clause 13.1 occur which GCF, acting in good faith, considers is material in the context of the role being performed by GCF.

14.	Miscellaneous

14.1	The Company confirms that it has instructed:

(A)	the Receiving Banker and the Registrars to act as receiving banker and registrars respectively in connection with the Rights Issue and the EGM, and to perform the obligations assigned to it or them under the Circular, the Prospectus, the Forms of Proxy, the Provisional Allotment Letters and this Agreement as receiving banker and registrar respectively; and

(B)	the Receiving Banker to act as Registrar and Receiving Agents in respect of the New Shares in both nil paid and fully paid forms as participating securities within CREST.

14.2	Each of the Bank and Goodbody confirms that it shall instruct the Registrars to perform the obligations assigned to it under the Circular, the Forms of Proxy, the Prospectus, the Provisional Allotment Letters, the Receiving Agent Agreement and this Agreement, to the extent that such obligations are obligations to the Bank or, as the case may be, Goodbody.

14.3	No neglect, delay, indulgence or omission on the part of the Bank, Goodbody or any Indemnified Person in exercising any right, power or remedy under this Agreement shall affect such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy by the Bank, Goodbody or any Indemnified Person under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Bank, Goodbody and Indemnified Persons provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.4	Any time, date or period mentioned in any Clause of or Schedule to this Agreement may be extended by agreement between the Company and the Bank (after consultation with Goodbody except where expressly stated otherwise in this Agreement) but as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

14.5

If the performance by the Bank or Goodbody of any of its obligations under this Agreement shall represent for value added tax purposes the making by the Bank or, as the case may be, Goodbody (or the representative member of the value added tax group of which the Bank or (as the case may be) Goodbody is a member) of any supply of goods or services to the Company that is taxable at a positive rate, the Company shall pay to the Bank or (as the case may be) Goodbody, in addition to any amounts otherwise payable by the Company to the Bank or (as the case may be) Goodbody pursuant to this Agreement, an amount equal to the value added tax chargeable on any such supply, that payment to be made within seven days of the Bank or (as the case may be) Goodbody requesting the same and against production by the Bank or (as the case may be) Goodbody of an appropriate tax invoice.

15.	Contracts (Rights of Third Parties) Act 1999

15.1	The provisions of Clause 12 confer a benefit on the persons specifically referred to in those provisions (each, a “Third Party”) and, subject to the remaining terms of this Clause 15, are intended to be enforceable by each Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

15.2	In addition, the provisions of Clause 3.13 confer a benefit on any holder or beneficial owner of restricted securities (as therein defined) and on any prospective purchaser of such restricted securities designated by such holder or beneficial owner (each, a “US Third Party”) and, subject to the remaining terms of this Clause 15 are intended to be enforceable by each US Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

15.3	The parties to this Agreement do not intend that any term of this Agreement, apart from those provisions specifically referred to in Clause 15.1 and 15.2, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

15.4	Notwithstanding Clause 15.1 or 15.2, this Agreement may be rescinded or varied in any way and at any time by the parties to this Agreement without the consent of any Third Party or of any US Third Party.

15.5	Notwithstanding Clause 15.1, no Third Party may enforce, or take any step to enforce, any of the provisions of Clause 12 without the prior written consent of the Bank in the case of a Bank Indemnified Person or Goodbody in the case of a Goodbody Indemnified Person, which may, if given, be given on and subject to such terms and conditions as the Bank or (as the case may be) Goodbody may determine. Neither the Bank nor Goodbody will have any liability to any Third Party for any action or inaction under or pursuant to this Agreement.

16.	Notices

16.1	Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing (not including writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this Clause).

16.2	Any such notice or other communication shall be addressed as provided in Clause 16.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

(A)	if sent by personal delivery, upon delivery at the relevant address of the relevant party;

(B)	if sent by first class post, two Dealing Days after the date of posting; and

(C)	if sent by facsimile, when received.

16.3	The relevant addressee, address and facsimile number of each party for the purposes of this Agreement, subject to Clause 16.4, are:

Name of party	Address	Facsimile No.
The Company	114 St Stephen’s Green West, Dublin 2, Ireland	+ 353 (1) 679 9891
Attention: The Company Secretary

The Bank	25 Cabot Square Canary Wharf London E14 4QA	+ 44 20 7425 4248
Attention: Head of ECM Syndicate

Goodbody	Ballsbridge Park, Ballsbridge, Dublin 4, Republic of Ireland	+ 353 (1) 667 0410
Attention: Brian O’Kelly

16.4	A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of this Clause provided that such notification shall only be effective on:

(A)	the date specified in the notification as the date on which the change is to take place; or

(B)	if no date is specified or the date specified is less than five Dealing Days after the date on which notice is given, the date falling five Dealing Days after notice of any such change has been given.

17.	Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

18.	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

19.	Further Assurance

At any time after the date of this Agreement the Company shall, and shall use its reasonable endeavours to procure that any necessary third party shall, at the cost of the Company execute such documents and do such acts and things as the Bank and/or Goodbody may reasonably require for the purpose of giving full effect to all the provisions of this Agreement by which it is bound.

20.	Governing Law and Submission to Jurisdiction

(A)	This Agreement shall be governed by and construed in accordance with English law.

(B)	In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Legal Proceedings”), each party hereby irrevocably submits to the exclusive jurisdiction of the High Court of Justice in England and waives any objection to Legal Proceedings in such court on the grounds of venue or on the grounds that the Legal Proceedings have been brought in an inconvenient forum. In connection with any claim by a third party, the Bank or Goodbody may pursue an action against the Company or join it in litigation, in any other jurisdiction that the Bank or, as the case may be, Goodbody considers appropriate.

(C)	This Agreement shall be binding upon each of the parties hereto and its or his assigns, successors in the title or legal personal representatives as the case may be.

21.	Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes and replaces any previous agreement, understanding, undertaking, representation, warranties or arrangement of any nature whatsoever between the parties relating to the subject matter of this Agreement.

22.	Illegality

If any provision in this agreement shall be held to be illegal, invalid, or unenforceable, in whole or in part, under an enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

23.	Rights and obligations of the Bank and Goodbody

23.1	The obligations of each of the Bank and Goodbody pursuant to this Agreement shall be several and not joint or joint and several. Neither the Bank nor Goodbody nor any member of the Bank Group or, as the case may be, the Goodbody Group shall be responsible for the obligations of the other and none of the provisions of this Agreement shall impose any liability on either of the Bank or Goodbody for, nor shall the rights and remedies of the Bank or Goodbody be adversely affected by, any act or omission by the other or by any breach by the other of the provisions of this Agreement.

23.2	The obligations owed by the Company to the Bank and Goodbody are owed to each of them as separate and independent obligations and each of the Bank and Goodbody have the right to protect and enforce its rights hereunder without joining the other in proceedings.

IN WITNESS whereof the parties hereto have entered into this Agreement the day and year first before written.

Schedule 1

Documents to be delivered

Part I – Execution

The following documents are to be delivered by the Company to the Bank and Goodbody at execution of this Agreement as referred to in Clause 4.1(I):

(A)	a certified copy of the Memorandum and Articles of Association of the Company;

(B)	a certified copy of the resolution of the Board of Directors (or of the duly authorised Committee of such Board) approving and authorising the issue and/or execution of the Acquisition Agreement, the Press Announcement, the Transfer Agreements, the Option Agreement and this Agreement (and, if the said resolution is of such a Committee, a certified copy of the resolution of the Board of Directors appointing such Committee);

(C)	the verification materials prepared in connection with the Press Announcement in the form previously provided to the Bank signed by or on behalf of each person to whom responsibility is therein assigned and copies of all evidence supporting answers in the notes;

(D)	certified copies of the Press Announcement and the Roadshow Materials; and

(E)	a certified copy of the Acquisition Agreement.

Part II – Posting Date

The following documents are to be delivered by the Company to the Bank and, in the case of the documents referred to in paragraphs (A), (B), (C), (E), (F), (G), (K), (L), (M), (N), (O), (P), (Q), (T), (U), (V), (Y), (Z), (AA), (BB), (CC), (DD), (EE) and (FF), Goodbody on the Posting Date as referred to in Clause 4.1(I);

(A)	copies of the signed applications for admission to the Official Lists of the New Shares;

(B)	copies of the signed applications for admission to trading of the New Shares on the London Stock Exchange;

(C)	a copy of the Prospectus bearing evidence of the formal approval of the UK Listing Authority pursuant to the Listing Rules and a copy of the Circular bearing evidence of the formal approval of the UK Listing Authority pursuant to the Listing Rules and of the Irish Stock Exchange pursuant to the Irish Listing Rules;

(D)	a copy of the Prospectus signed by each of the Directors (or by their agents or attorneys);

(E)	two original letters in the form previously provided to the Bank duly signed by the Company’s counsel in relation to paragraphs 8.3.4, 8.4.12 and 8.4.13 of the UK Listing Rules and paragraphs 2.2.2, 2.2.3 and 2.2.7 of the Irish Listing Rules and dated the Posting Date;

(F)	two original letters in the form previously provided to the Bank duly signed by the Company in relation to paragraphs 8.3.4, 8.4.12 and 8.4.13 of the UK Listing Rules and paragraphs 2.2.1, 2.2.7 and 2.2.10 of the Irish Listing Rules and dated the Posting Date;

(G)	two original letters in the form previously provided to the Bank duly signed by the Company’s auditors in relation to paragraphs 8.4.12(1) and 8.4.13(3) of the UK Listing Rules and paragraphs 2.2.1(a) and 2.2.7 of the Irish Listing Rules and dated the Posting Date;

(H)	two original letters in the form previously provided to the Bank duly signed by the Company’s counsel in relation to paragraphs 8.3.4, 8.4.8 and 8.4.9 of the UK Listing Rules and dated the Posting Date;

(I)	two original letters in the form previously provided to the Bank duly signed by the Company in relation to paragraphs 8.3.4, 8.4.8 and 8.4.9 of the UK Listing Rules and dated the Posting Date;

(J)	two original letters in the form previously provided to the Bank duly signed by the Company’s auditors in relation to paragraphs 8.4.8(1), 8.4.8(2) and 8.4.9(3) of the UK Listing Rules and dated the Posting Date;

(K)	two original letters in the form previously provided to the Bank signed by each of the Directors authorising the publication of the Prospectus and the Circular, accepting responsibility for information contained in the Press Announcement, the Prospectus, the Circular and any Supplementary Prospectus and acknowledging their understanding of their responsibilities under the UK Listing Rules and the Disclosure Rules in accordance with paragraph 8.3.4 of the UK Listing Rules and under the Irish Listing Rules in accordance with paragraph 2.2.3 of the Irish Listing Rules;

(L)	the verification materials prepared in connection with the Circular and the Prospectus in the form previously provided to the Bank signed by or on behalf of each person to whom responsibility is therein assigned and copies of all evidence supporting answers in the notes;

(M)	a certified copy of the resolution of the Board of Directors (or of the duly authorised Committee of such Board) approving and authorising the issue of the Prospectus, the Circular and the Form of Proxy (and if the said resolution is of such a Committee, a certified copy of the resolution of the Board of Directors appointing such Committee);

(N)	an original copy of the pro forma financial information report (as incorporated in the Prospectus) duly signed by the Company’s auditors and dated the Posting Date;

(O)	an original copy of the pro forma financial information report (as incorporated in the Circular) duly signed by the Company’s auditors and dated the Posting Date;

(P)	a certified copy of each of the other documents stated in the Prospectus and the Circular as being available for inspection;

(Q)	an original copy of the letter in the form previously provided to the Bank duly signed by the Company’s auditors and dated the Posting Date:

(i)	providing comfort on there being no significant change in the financial and trading position (including indebtedness) of the Group and of the Target Group and confirming the proper and accurate extraction of financial information contained in the Prospectus and the Circular;

(ii)	giving consent to the inclusion in the Circular of their respective reports and letters in the form and context in which they are respectively included;

(R)	an original copy of the letter in the form previously provided to the Bank duly signed by the Company’s auditors and dated the same date as the Prospectus on the matters contemplated in the U.S. Statement of Auditing Standards No. 72 with respect to the financial statements and certain financial information contained, or incorporated by reference, in the Prospectus;

(S)	an original copy of the letter in the form previously provided to the Bank duly signed by the Target Group’s auditors and dated the same date as the Prospectus on the matters contemplated in the U.S. Statement of Auditing Standards No. 72 with respect to the financial statements and certain financial information concerning the Target Group contained, or incorporated by reference, in the Prospectus;

(T)	an original copy of the letter in the form previously provided to the Bank duly signed by the Company and dated the Posting Date providing comfort on there being no significant change in the financial and trading position (including indebtedness) of the Group since the Accounts Date and of the Target Group since 31st December 2004;

(U)	(a) written opinions in the form previously provided to the Bank from:

(i)	Slaughter and May;

(ii)	Freshfields Bruckhaus Deringer (as English counsel for the Company);

(iii)	Ogier & Le Masurier (“rights taken up” opinion); and

(iv)	Ogier & Le Masurier (“rump/stick” opinion);

(b)	confirmations in the form previously provided to the Bank from:

(i)	Davis Polk & Wardwell; and

(ii)	Freshfields Bruckhaus Deringer (as U.S. counsel for the Company);

(V)	original copies of the Transfer Agreements and the Option Agreement duly executed by the Company and Newco;

(W)	certified copies of responsibility letters signed by all the Directors in the form previously provided to the Bank;

(X)	certified copies of any power of attorney pursuant to which any Director signed any of the documents mentioned above in the form previously provided to the Bank;

(Y)	a certified copy of a memorandum to the Directors from the Company’s English and Irish counsel in connection with the Rights Issue explaining the nature of their responsibilities and obligations as directors of a listed company under the Listing Rules and Disclosure Rules and Irish Market Abuse Law in the form previously provided to the Bank;

(Z)	the Working Capital Estimates;

(AA)	the Working Capital Reports (including working capital letters) relating to the Group and the Enlarged Group duly signed by the Company’s auditors in the form previously provided to the Bank and dated the Posting Date;

(BB)	a letter to the Bank dated the Posting Date from the Company’s auditors relating to the said Working Capital Reports, the financial information contained in the Circular and the Prospectus and the statements under “Current Trading” in the Circular and the Prospectus, in the form previously provided to the Bank;

(CC)	a letter to the Bank from the Company relating to the adequacy of the Group’s and the Enlarged Group’s working capital in the form previously provided to the Bank and dated the Posting Date; and

(DD)	a letter addressed to the Bank and Goodbody in the form set out in Schedule 2 dated as of the Posting Date;

(EE)	a certified copy of the resolution of the board of directors of Newco approving and authorising the execution of the Transfer Agreements and the Option Agreement; and

(FF)	a letter from the auditors of the Company addressed to the Company in the form previously provided to the Company confirming the effect on the distributable reserves of the Company of implementing the Rights Issue, such letter to expressly state that a copy of such letter may be provided to the Bank and Goodbody on a no reliance basis.

Part III

The following documents are to be delivered by the Company to the Bank and Goodbody forthwith upon the satisfaction of the conditions imposed by the CREST Rules to the admission of the Nil-paid Rights and Fully-paid Rights as participating securities within CREST:

(A)	a letter from the Company addressed to CRESTCo Limited, confirming that such conditions have been satisfied; and

(B)	a letter from the Company addressed to the Brokers, authorising and instructing the Brokers immediately to deliver to CRESTCo Limited the letter described in paragraph (A) above.

Part IV – EGM Date

The following documents are to be delivered by the Company to the Bank and, subject as provided in paragraph (G), Goodbody forthwith after the passing of the Resolutions and in any event not later than 5.00 p.m. on the Dealing Day immediately preceding the proposed date of Admission:

(A)	a certified copy of the Resolutions;

(B)	a certified copy of the resolution of the Board of Directors (or of the duly authorised Committee of such Board) provisionally allotting the New Shares as referred to in Clause 6.1 (and, if the said resolution is of such a Committee, a certified copy of the resolution of the Board of Directors appointing such Committee (if not previously delivered to the Bank));

(C)	a letter addressed to the Bank and Goodbody in the form set out in Schedule 2 dated as of the date of Admission;

(D)	a copy of the Provisional Allotment Letter; and

(E)	updating versions of the letters referred to in paragraphs (H), (I), (J), (Q), (R), (S), (T), (U)(a), (BB) and (CC) of Part II of this Schedule 1 to the extent in each case such letters related to the Prospectus and written opinions in the form previously provided to the Bank from Davis Polk & Wardwell and Freshfields Bruckhaus Deringer (as U.S. Counsel for the Company) all dated the date of Admission provided, in the case of Goodbody, only updated versions of the letters referred to in paragraphs (Q), (S), (T), U(a), (V), (BB) and (CC) and the aforesaid written opinions of Davis Polk & Wardwell and Freshfields Bruckhaus Deringer shall be delivered.

Part V

The following document is to be delivered by the Company to the Bank and Goodbody forthwith after the confirmation of allotments and/or new allotments of the New Shares pursuant to Clause 6.3:

(A)	a certified copy of the resolutions of the Board of Directors (or of the duly authorised Committee of such Board) allotting the New Shares as referred to in Clause 6.3 (and, if the said resolution is of such a Committee, a certified copy of the resolution of the Board of Directors appointing such Committee (if not previously delivered to the Bank and Goodbody)).

Schedule 2

Form of certificate of the Company

[Letterhead of the Company]

Morgan Stanley Securities Limited (Attention:•) Goodbody Stockbrokers (Attention:•)	[Date	]

Dear Sirs,

Rights Issue

We refer to the above issue and to the underwriting agreement between us relating thereto dated 25 July 2005 (the “Underwriting Agreement”). Words and expressions defined in the Underwriting Agreement have the same meanings herein.

We hereby confirm to you that:

(i)	each of the conditions referred to in Clauses 4.1(A) – (N) (inclusive) of the Underwriting Agreement has been fulfilled in accordance with its terms;

(ii)	[(subject only to the passing of the Resolution and the allotment of the New Shares)], the UK Listing Authority and the Irish Stock Exchange have granted permission for the New Shares to be admitted to their respective Official Lists and the London Stock Exchange and Irish Stock Exchange have each granted permission for the New Shares to be admitted to trading; and

(iii)	none of the Warranties was breached or untrue or inaccurate when made and there has been no change in fact or circumstance or in the knowledge, opinion, intention or expectation of any of the Directors such that, if repeated by reference to the facts and circumstances and the knowledge, opinions, intentions and expectations of the Directors subsisting at the date hereof, any of such Warranties would be breached or untrue or inaccurate in any respect, which in any such case is material in the context of the Rights Issue or the underwriting of the New Shares [save for any matter which we have previously notified to you and which we have agreed is not material][1].

[1]	To be included only if a notification has been made under Clause 10.3.

Yours faithfully,

.............................................

Director, duly authorised,

for and on behalf of

eircom Group plc

Schedule 3

Part I

Representations, warranties and undertakings given on the date of this Agreement, on the

Posting Date and immediately prior to Admission

1.	Subject to the passing of the Resolutions, the Company and the Directors have or will have the right, power and authority under the memorandum and articles of association of the Company, or pursuant to the Resolutions, to enter into and perform this Agreement (including, without limitation, the power to pay commissions, fees, costs and expenses provided for in this Agreement), the Option Agreement and the Transfer Agreements and (subject to the Acquisition Resolution) the Acquisition Agreement, to make the Rights Issue, to allot and issue the New Shares in certificated and uncertificated form, to issue the Rights Issue Documents in the manner proposed without any sanction or consent by members of the Company or any class of them and, subject to Admission, there are no other consents, authorisations or approvals required by the Company in connection with the entering into and the performance of this Agreement, the Option Agreement and the Transfer Agreements and the actions referred to in this paragraph 1 which have not been irrevocably and unconditionally obtained. The Company’s existing Ordinary Shares are participating securities in, and have not been suspended from, CREST.

2.	The allotment and issue of the New Shares, the Rights Issue, the distribution of the Rights Issue Documents and any other document by or on behalf of the Company in connection with Admission or the Rights Issue, will comply with all agreements to which any member of the Group is a party or by which any such member of the Group is bound and will comply with all applicable laws and regulations of the United Kingdom (including, without limitation, the Companies Act, the FSMA, UK Listing Rules, the Prospectus Rules and the Standards) and, as far as the Directors are aware, all applicable laws and regulations of any relevant jurisdiction.

3.	The Press Announcement and the 20-F (as such information contained in the 20-F may have been supplemented or superseded by information filed before the date of this Agreement in a Form 6-K or an amendment to the 20-F) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this warranty shall not cover information contained in the Press Announcement which is furnished in writing to the Company by the Bank expressly for use therein; and all expressions of opinion, intention, belief or expectation of the Company or the Directors contained in the Press Announcement and the 20-F are truly and honestly held and made on reasonable grounds after due and careful enquiry.

4.

The Roadshow Materials do not, to an extent which is material in the context of the Rights Issue, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this warranty shall not cover information contained in the Roadshow Materials which is furnished in writing to the Company by the Bank expressly for use therein; and all expressions of opinion, intention, belief or expectation of the Company or the Directors contained in the Roadshow Materials are truly and honestly held and made on reasonable grounds after due and careful enquiry.

5.	The verification file prepared to verify certain statements in the Press Announcement has been prepared by persons who, collectively, have appropriate knowledge and responsibility to enable them to provide appropriate supporting materials in respect of such statements; all such supporting materials have been compiled in good faith after all reasonable enquiry; the industry and market-related data included in the Press Announcement is based on or derived from reputable industry sources; and the Company and the Directors after due and careful enquiry believe that the contents of the verification file constitute appropriate supporting materials for the statements in the Press Announcement in respect of which they have been compiled.

6.	The New Shares will, upon allotment, be free from all Adverse Interests and will rank pari passu in all respects with the existing issued shares in the issued share capital of the Company.

7.	The Company has complied in all material respects with the requirements of CRESTCo and the Regulations.

8.	With respect to all Previous Announcements, all statements of fact contained therein were at the date of the relevant Previous Announcement and, save to the extent corrected in any document or announcement issued or made by or on behalf of the Company subsequent thereto, remain true and accurate in all material respects and not misleading and all estimates, expressions of opinion or intention or expectation of the Directors contained therein were made on reasonable grounds and were honestly held by the Directors and were fairly based and there were no facts known (or which could on reasonably enquiry have been known by the Directors) the omission of which made any statement of fact or estimate or statement or expression of opinion, intention or expectation in any of the Previous Announcements misleading and all Previous Announcements complied with the memorandum and articles of association of the Company, the Listing Rules, the Companies Act, FSMA, all applicable rules and requirements of the London Stock Exchange, the Irish Stock Exchange and the UK Listing Authority and all relevant other requirements of statute, statutory regulation or any regulatory body.

9.	The Report and Accounts:

(i)	have been prepared and audited in accordance and comply with the Companies Act and UK GAAP; and

(ii)	give a true and fair view of the assets and liabilities and of the state of affairs of the Company and the Group as at the Accounts Date and of the profit, loss and cash flow of the Company and the Group for the financial period then ended.

10.

The Directors have established procedures which provide a reasonable basis for them to make proper judgments as to the financial position and prospects of the Group and each member of the Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorisations and (B) transactions are recorded as necessary to permit the preparation of financial statements in accordance with International Accounting Standards and the Companies Act and the Exchange Act and the rules and regulations thereunder.

11.	The Company is unaware of any reason why any of the conditions precedent to completion of the Acquisition contained in the Acquisition Agreement should not be satisfied and, where relevant, by the times specified for satisfaction of each such condition precedent in the Acquisition Agreement.

12.	The Acquisition will not (save for the consents or agreements referred to in the Acquisition Agreement) require the consent or agreement of any person, or governmental or regulatory authority or agency which has not been, or will not prior to completion thereof have been, unconditionally obtained.

13.	Nothing which the Company has discovered in the course of its due diligence and enquiry in relation to the Acquisition renders any of the information concerning the Acquisition supplied by the Company to the Bank or Goodbody untrue, inaccurate or misleading in any material particular and the Company is not aware of any fact or matter which indicates that any of the representations or warranties contained in the Acquisition Agreement is to an extent which is material in the context of the Rights Issue, untrue or misleading.

14.	The Acquisition will not have an adverse impact on the Company’s ability to comply with the UK Listing Rules or the Disclosure Rules.

15.	Neither the Company nor Newco has caused or permitted any issue or transfer of shares or debentures in Newco which is unlawful for the purposes of section 765 of the Income and Corporation Taxes Act 1988.

16.	No employees of any member of the Group are, and no trade union which represents any employees of the Group is, currently engaged in or has given notice to any member of the Group of their or its intention to engage in any strike or industrial action (within the meaning of those terms as set out in the Industrial Relations Acts, 1946-2004 of Ireland) or any picketing or secondary picketing, in each case whether official or unofficial, whether lawful or unlawful and whether on an individual or collective basis, and no member of the Group is aware of any threat by any such employees or any such union to engage in any such action; save for trade disputes which would not, individually or in aggregate, reasonably be expected to result in a Material Adverse Effect, (A) no employee of any member of the Group and no trade union which represents any employee of the Group is currently engaged in or has given notice to any member of the Group of his or their intention to engage in any trade dispute (within the meaning of that term as set out in the Industrial Relations Acts, 1946-2004 of Ireland) and (B) no member of the Group is aware of any threat by any such employee or any such union to engage in a trade dispute.

17.	All members of the Group have, where required:

(A)	a general authorisation within the meaning of the European Communities (Electronic Communications Networks and Services) (Authorisation) Regulations 2003 and wireless loop licences pursuant to the Wireless Telegraphy Act 1926 of Ireland (as amended); and

(B)	all other relevant licences, authorisations and consents under applicable legislation and regulations of Ireland governing electronic communications market (as this term is defined in the Communications Regulation Act 2002 of Ireland) other than licences, authorisations or consents the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(C)	all relevant electronic communications and telecommunications licences, authorisations and consents under applicable legislation and regulations of the United Kingdom, the United States and elsewhere in order to be able to conduct their respective businesses as carried on at the date of this Agreement (including, without limitation, completion of the transactions contemplated hereby) and such licences, authorisations and consents are in full force and effect; no member of the Group is in breach of:

(D)	any such licence, authorisation or consent;

(E)	any such legislation or regulations; or

(F)	any applicable notice, direction, ruling or order of ComReg, or compliance programme imposed on such member of the Group by, or agreed by such member with, ComReg save for breaches which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

18.	The Company has been duly incorporated and is validly existing as a public limited company under the laws of England and Wales with registered number 04827199 with full power and authority under its Memorandum and Articles of Association and otherwise to own, lease and operate its properties and conduct its business; each of Valentia Telecommunications, eircom Limited, Irish Telecommunications Investments Limited and Eircable Limited has been duly incorporated and is validly existing as a body corporate under the laws of its jurisdiction of incorporation and has the full power and authority under its constitutional documents and otherwise to own, lease and operate its properties and conduct its business; each other member of the Group has been duly incorporated and is validly existing as a body corporate under the laws of its jurisdiction of incorporation and has the full power and authority under its constitutional documents and otherwise to own, lease and operate its properties and conduct its business save for any such other members of the Group in respect of which the absence of due incorporation, valid existence or full power or authority to own, lease and operate its properties and conduct its business would not, individually or in aggregate with all such other members of the Group so affected, reasonably be expected to result in a Material Adverse Effect.

19.	All consents, approvals, authorisations, orders, registrations, clearances and qualifications of or with any court or governmental, supranational, regulatory, taxation or stock exchange authority, agency or body (each a “Governmental Agency”) having jurisdiction over the Company or any other member of the Group or the Rights Issue or the consummation of the transactions referred to or contemplated herein (each a “Governmental Authorisation”) required for the issue of the New Shares or required for the execution and delivery by the Company of this Agreement to be duly and validly authorised or required to give effect to the arrangements referred to or contemplated herein have been obtained or made and are in full force and effect or will be obtained prior to the issue of the New Shares.

20.	Any one or more members of the Group owns or own, or has or have had licensed to it or them or otherwise has or have the benefit of or right to use, as the case may be, under the authority of the owners, licensees or sub-licensees thereof, all patents, inventions, trademarks, service marks, trade names, copyrights, domain names, trade secrets, confidential information and other know-how or intellectual property rights (in each case, whether registered or not and including applications for registration) (“Intellectual Property”) that are material for the conduct of the business of the Group substantially in the manner in which it is being conducted; all steps reasonably necessary have been taken to secure assignments in favour of any member or members of the Group of any and all rights and claims in respect of Intellectual Property that is material for the conduct of the business of the Group substantially in the manner in which it is being conducted from all persons employed or contracted by any member of the Group from time to time; the Group has taken and will maintain reasonable measures to prevent the unauthorised dissemination or publication of confidential information which is material to the business, finances or prospects of the Group; neither the Company nor any other member of the Group has knowledge of, or has received notice of, any infringement or alleged infringement of any Intellectual Property rights of third parties, the consequences of which, individually or in aggregate with the consequences of all such other infringements, would reasonably be expected to result in a Material Adverse Effect.

21.	All:

(A)	material elements of the Information Technology used or required for use by the Group for the conduct of its business substantially in the manner in which it is being conducted; and

(B)	business records that are material for the conduct of the business of the Group substantially in the manner in which it is being conducted,

are recorded, stored, maintained or operated or otherwise held and owned by members of the Group and are not dependent on any facilities or systems which are not licensed to or authorised for use by or are not under the exclusive ownership or control of the Group. For the purpose of this Agreement, “Information Technology” means computer hardware, software, networks and/or other information technology and any asset which contains computer hardware, software, networks and/or other information technology (whether embedded or otherwise);

22.	Each member of the Group owns or is licensed or otherwise authorised to use all material elements of its Information Technology and does not share any user rights in respect of any material element of its Information Technology with any other person except as may be permitted pursuant to such licence or authorisation.

23.	There has been no failure of any part of the Group’s Information Technology in the 12 months prior to the date of this Agreement which, if it were to reoccur, would reasonably be expected to result in a Material Adverse Effect. Members of the Group have, in accordance with best industry practice, taken reasonable precautions to preserve the availability, security and integrity of the Group’s Information Technology.

24.	The issue of the New Shares, the execution and delivery by the Company of this Agreement, the Option Agreement and the Transfer Agreements, the compliance by the Company with the provisions of this Agreement, the Option Agreement and the Transfer Agreements and the consummation of the transactions contemplated herein including the offer, allotment and issue of the New Shares will not:

(A)	conflict with, or constitute (whether or not upon the giving of notice, or the lapse of time, as provided for in the relevant agreement or instrument) a breach of, any of the terms or provisions of, or result in any third party having a right to terminate, any indenture, mortgage, deed of trust, loan agreement, or material lease, other agreement or instrument, to which any member of the Group is a party or by which any member of the Group is bound or to which any of the property or assets of any member of the Group is subject, or any licence, permit or authorisation held by or issued to any member of the Group, except such conflicts, breaches or rights of termination (whether exercised or not) which taken together with conflicts, breaches or rights of termination (whether exercised or not) of leases, other agreements or instruments which are not material as aforesaid would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(B)	result in any violation by the Company or any other member of the Group of the provisions of its constitutional documents;

(C)	result in any violation by the Company or any other member of the Group of any statute applicable to, or order, judgment, decree, rule or regulation of any Governmental Agency having jurisdiction over, the Rights Issue or the consummation of the transactions contemplated hereby; or

(D)	result in any violation by the Company or any other member of the Group of any other statute, or any other order, judgment, decree, rule or regulation of a Governmental Agency, applicable thereto or to the Company or any other member of the Group or any of their properties, save for violations which, individually or in the aggregate with all such other violations, would not reasonably be expected to result in a Material Adverse Effect;

25.	This Agreement, the Acquisition Agreement, the Option Agreement and the Transfer Agreements have been or will be duly authorised, executed and delivered by the Company and

(assuming due authorisation, execution and delivery by the other parties hereto) constitute or will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms subject to (A) applicable insolvency laws or other similar laws affecting the enforcement of creditors’ rights in general and (B) the discretionary availability of equitable remedies.

26.	Neither the Company nor any of Valentia Telecommunications, eircom Limited, Irish Telecommunications Investments Limited and Eircable Limited is in violation of its Memorandum of Association or Articles of Association or its equivalent or other constitutional documents; (B) no other member of the Group is in violation of its Memorandum of Association or Articles of Association or its equivalent or other constitutional documents save for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (C) neither the Company nor any other member of the Group is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or to which it or any of its properties or assets may be subject save for such defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

27.	No stamp duty, stamp duty reserve tax, capital duty or other transfer or issue taxes or duties (referred to in this Warranty 29 as “Transfer Taxes”) will be payable by or on behalf of the Bank, Goodbody, or any acquirer for New Shares procured by the Bank or Goodbody, in respect of the allotment or issue of New Shares to or for the account of the Bank, Goodbody or such acquirer (as the case may be), provided that:

(A)	this Warranty 29 shall not apply to any United Kingdom stamp duty or stamp duty reserve tax (or any associated fines, penalties or interest) that arises pursuant to Sections 67, 70, 93 and/or 96 of the Finance Act 1986;

(B)	this Warranty 29 shall not apply in respect of any Irish capital duty;

(C)	this Warranty 29 shall apply in respect of any Transfer Taxes arising under the laws of any jurisdiction other than the United Kingdom and Ireland if and to the extent (and only if and to the extent) that such Transfer Taxes would not have arisen but for the Company being resident or incorporated in or having any permanent establishment, branch or agency in such jurisdiction or the execution of any document or instrument or the performance of any act or transaction in such jurisdiction by the Company (or any agent of the Company, other than the Bank or Goodbody) in connection with the allotment or issue of any New Shares (other than any execution or performance at the direction or request of the Bank, Goodbody or the relevant acquirer); and

28.

No capital gains, income, withholding or other taxes (excluding Transfer Taxes) (referred to in this warranty as “Other Taxes”) will be payable by or on behalf of the Bank or Goodbody, or any acquirer for New Shares procured by the Bank or Goodbody, in respect of the allotment or issue of New Shares to or for the account of the Bank, Goodbody or such acquirer (as the case may be), provided that this Warranty shall apply only in respect of Other Taxes which arise under the laws of (i) the United Kingdom or Ireland or (ii) any other jurisdiction if and to the extent (and only if and to the extent) that such Other Taxes would not have arisen but for the Company being resident or incorporated in or having any permanent establishment, branch or agency in such jurisdiction or the execution of any document or instrument or the performance of any act or transaction in such jurisdiction by the Company (or any agent of the Company, other than the Bank or Goodbody) in connection with the allotment or issue of any New Shares (other than any execution or performance at the direction or request of the Bank, Goodbody or the relevant acquirer).

29.	Save as set out in the 20-F (as such information contained in the 20-F may have been supplemented or superseded by information filed before the date of this Agreement in a Form 6-K or an amendment to the 20-F), the Company is not aware of any member of the Group receiving any notice of non-compliance from any Governmental Agency, or of any legal, regulatory or governmental inquiries, investigations or audits (whether informal or formal) to which any member of the Group is subject or of any legal proceedings to which any member of the Group is a party or to which any property or assets of any member of the Group is subject which, if determined adversely to any member of the Group, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (such notices, inquiries, investigations, audits and legal proceedings being referred to hereafter as “Material Proceedings”); and, to the best of the Company’s knowledge after due and careful enquiry, no Material Proceedings are being threatened or contemplated by any Governmental Agency or any other body or person.

30.	Save for the requirement to obtain consent for the Acquisition under the Senior Credit Facility no event has occurred and no circumstances have arisen (and the allotment or issue of the New Shares will not give rise to any such event or circumstance) such that any person is or would be entitled, or could, with the giving of notice or lapse of time or the fulfilment of any condition or the making of any determination, become entitled, to require repayment before its stated maturity of, or to take any step to enforce any security for, any indebtedness of the Company or of any other member of the Group. No person to whom any indebtedness of the Company or any other member of the Group which is payable on demand is owed, has demanded or threatened to demand repayment of, or taken or threatened to take any step to enforce any security for, the same.

31.	The Directors have had, or will have had prior to the Posting Date, explained to them the nature of their responsibilities and obligations as directors of a listed company under the Listing Rules, Disclosure Rules, the Prospectus Rules, FSMA and Irish Market Abuse Law.

32.	The Company and each other member of the Group have all licences, franchises, permits, authorisations, approvals and orders and other concessions of and from all Governmental Agencies and third parties that are necessary to conduct their businesses substantially in the manner in which they are being conducted except where the absence thereof, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

33.

The Group maintains or is covered by insurance that the Company reasonably believes (A) to be appropriate for the Group’s business and (B) to include insurance cover against risks normally insured against by, and subject to limits which are broadly in line with limits accepted by, organisations carrying on a similar type of business and having similar assets as the

Group; all of such insurance is in full force and effect and the Company and the Directors are not aware of any circumstances which would render any such insurance void or voidable.

34.	The Company is a “foreign private issuer” as defined in Rule 405 of Regulation C under the Securities Act.

35.	The Company reasonably believes that, at the time the New Shares are issued and delivered pursuant to this Agreement, there will be no “substantial U.S. market interest”, as defined in Rule 902(j) of Regulation S under the Securities Act, with respect to Ordinary Shares or any securities forming part of the same class of equity securities as Ordinary Shares.

36.	The Company is not and, after giving effect to the issue and sale of the New Shares and the application of the proceeds thereof, will not be an “investment company” as such term is defined in Section 3(a)(1) of the U.S. Investment Company Act of 1940, as amended, (the “Investment Company Act”), without recourse being made to any exemption provided in such Act or the rules thereunder.

37.	When the New Shares are issued and delivered, pursuant to this Agreement, such Shares will not be of the same class (within the meaning of Rule 144A(d)(3)(i) under the Securities Act) as securities which are listed on a U.S. national securities exchange, registered under Section 6 of the Exchange Act or quoted on a U.S. automated inter-dealer quotation system.

38.	The Company is subject to Section 13 or 15(d) of the Exchange Act.

39.	Neither the Company, nor any of its affiliates (as defined in Rule 405 of Regulation C under the Securities Act, each an “Affiliate”) nor any person acting on its or their behalf (other than the Underwriters, as to which the Company makes no representation) has with respect to Ordinary Shares engaged in any (i) general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act; or (ii) directed selling efforts as defined in Rule 902(c) of Regulation S under the Securities Act.

40.	Within the preceding six months neither the Company, nor any of its Affiliates nor any person acting on its or their behalf has offered or sold to any person any Ordinary Shares or any other securities of the same or a similar class as Ordinary Shares other than New Shares offered or sold to acquirers procured by the Bank or, failing which, to the Bank pursuant to this Agreement.

41.	The Company believes that it is not likely to become a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended.

42.

Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; and the Company will not directly or indirectly use the proceeds of the Rights Issue, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by such office.

43.	PwC, who have audited certain financial statements of the Company and other members of the Group, comply with the auditor independence guidelines of the Institute of Chartered Accountants of England and Wales and of Ireland.

44.	Except for any such matters as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (A) neither the Company nor any other member of the Group is in violation of any federal, state, local or foreign, statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products or nuclear or radioactive material (collectively “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively “Environmental Laws”), (B) the Company and all other members of the Group have all permits, licences, authorisations and approvals for their respective businesses required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory, or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigation or proceeding relating to any Environmental Laws against the Company or any other member of the Group and (D) to the knowledge of the Company, there are no events, facts or circumstances that might reasonably be expected to form the basis of any order, decree, plan or agreement for clean-up or remediation, or any action, suit or proceeding by any private party or Governmental Agency, against or affecting the Company or any other member of the Group relating to Hazardous Materials or Environmental Laws.

45.	Neither the Company nor any other member of the Group (save for Ebeon Limited (a company incorporated under the laws of Ireland), Ebeon Limited (a company incorporated under the laws of England and Wales), Trinity Design Limited, Trinity Commerce Limited, Ebeon Inc., eircom (Belfast) Limited, eircomnet B.V., Local Ireland Limited and Nua Limited) has taken any action, nor have any other steps been taken or legal proceedings commenced or, so far as the Company is aware, been threatened against the Company or any other member of the Group for its winding up, dissolution or striking off or any similar or analogous proceeding in any other jurisdiction, or for the Company or any member of the Group to enter into any arrangement or composition with or for the benefit of creditors, or for the appointment of a receiver, administrative receiver, trustee or person with a similar or analogous function.

46.

Each member of the Group has paid or made adequate reserve for all taxes of any nature whatsoever and any and all interest, penalties or other sums imposed, charged, assessed, levied or payable under the provisions of applicable legislation relating to taxation, which are or have been payable by such member of the Group on or before the date of this Agreement

(excluding failures to do so which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

47.	Each member of the Group has:

(A)	duly and properly and within the prescribed periods of time made all returns, declarations and payments and submitted all notices, accounts and other information, claims, elections, amendments to claims, withdrawals of claims and disclaimers required to be made or submitted for the purposes of taxation (excluding failures to do so which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect). All of the foregoing have been correct and accurate in all respects (excluding failures to be correct and accurate in all respects which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect); and

(B)	maintained sufficient, proper and correct records in relation to all events up to the date of this Agreement (including any claims or elections made) reasonably necessary for the purpose of calculating any tax liability or relief which would arise on any disposal or realisation of any asset in which it has an interest (excluding failures to do so which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect). All of the foregoing records are correct and accurate in all respects (excluding failures to be correct and accurate in all respects which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

48.	There is no dispute or disagreement outstanding with any tax authority, and there are no grounds or circumstances which (so far as any member of the Group is aware) might give rise to any dispute or disagreement with any tax authority, in each case regarding any liability or potential liability to any tax or duty (including in each case any interest or penalties) of any member of the Group or the availability of any relief from tax or duty to any member of the Group (excluding such disputes or disagreements which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).

49.	The Company has since 19 July 2003 been resident for taxation purposes solely in Ireland, ceased to be resident for tax purposes in the United Kingdom on that date and has not incurred any material liability to tax under the laws of the United Kingdom. The Company has not at any time been resident for tax purposes in any jurisdiction other than Ireland and the United Kingdom and has not at any time carried on a trade in any country other than Ireland (whether through a branch, agency, permanent establishment or otherwise).

50.	The transactions contemplated by this Agreement will not give rise to any liability to tax for any member of the Group (other than any liability of the Company to Irish capital duty in respect of the issue of the New Shares or to United Kingdom stamp duty or stamp duty reserve tax) nor result in the disallowance, withdrawal, clawback or restriction of any relief, deduction, exemption or credit claimed by any member of the Group.

51.	There is no unsatisfied liability to Irish capital acquisitions tax or United Kingdom inheritance tax attached or attributable to the New Shares or any of the assets of the Company, and the New Shares and such assets are not subject to any charge, lien or other security interest in favour of any tax authority (excluding in the case of the assets of the Company any liabilities, charges, liens or other security interests which would not, individually or in aggregate, reasonably be expected to result in a Material Adverse Effect).

52.	The Company has not been designated or otherwise become a “Restricted Subsidiary” under the Indentures or an “Obligor” under the Senior Credit Facility.

Part II

Representations, warranties and undertakings given on the

Posting Date and immediately prior to Admission

1.	The Prospectus and the Circular do not, and any and all amendments and supplements thereto will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that this warranty shall not cover information furnished in writing to the Company by the Bank expressly for use in the Prospectus or the Circular or any amendment or supplement thereto.

2.	All expressions of opinion, intention, belief or expectation of the Company or the Directors contained in the Prospectus and the Circular are, and all expressions of opinion, intention, belief or expectation of the Company or the Directors contained in any and all amendments and supplements to the Prospectus will be, truly and honestly held and made on reasonable grounds after due and careful enquiry.

3.	The Prospectus and the Circular comply, and any and all amendments and supplements thereto will comply, with, to the extent applicable, FSMA, the Companies Act, the European Regulations, the Listing Rules and the Prospectus Rules and the Irish Regulations and contains all particulars and information required by the foregoing and, in the case of the Prospectus, having regard to the particular nature of the Company and the Group and the Ordinary Shares and the other matters referred to in Section 87A of FSMA, all such information as investors and their professional advisers would reasonably require, and reasonably expect to find therein, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Company and the Group and of the rights attached to the Ordinary Shares.

4.	The verification file prepared to verify certain statements in the Prospectus and the Circular, has been prepared by persons who, collectively, have appropriate knowledge and responsibility to enable them to provide appropriate supporting materials in respect of such statements; all such supporting materials have been compiled in good faith after all reasonable enquiry; the industry and market-related data included in the Prospectus and the Circular is based on or derived from reputable industry sources; and the Company and the Directors after due and careful enquiry believe that the contents of the verification file constitute appropriate supporting materials for the statements in the Prospectus and the Circular in respect of which they have been compiled.

5.	There is no fact or circumstance which is not disclosed in the Prospectus which ought to be taken into account by the UK Listing Authority and/or the Irish Stock Exchange in considering the suitability for listing of the New Shares, taking account of facts and circumstances notified by the Company to the Bank.

6.

All information provided by the Company, any other member of the Group or any of its or their officers or employees to the Bank and/or the Company’s auditors in connection with its due diligence enquiries or similar requests for information has been supplied in good faith and such information was when supplied, and remains, true and accurate in all material respects and no further information requested has been withheld, the absence of which might reasonably be considered to be material to such due diligence enquiries or requests for information.

7.	The unaudited pro forma financial information and the notes thereto respectively contained in the Prospectus and the Circular present fairly the information shown therein, have been prepared in accordance with the rules and guidelines of the UK Listing Authority and in the case of the Circular, the Irish Stock Exchange have been properly compiled on the bases described therein and the assumptions used in the preparation thereof are reasonable and materially complete and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

8.	Save to the extent set out in the Accounts or in the 20-F, no member of the Group has any off-balance sheet financing, investment or liability material for disclosure in the Prospectus.

9.	The cash flow and working capital projections contained in the Working Capital Estimates have been prepared after due and careful enquiry and take into account all material matters of which the Company is aware concerning the Company and each other member of the Group and of the Enlarged Group and the markets in which each of them is carrying on, or is expecting or proposing to carry on, business and the Directors have a reasonable basis on which to make the working capital statements in the Circular and the Prospectus as required by the Listing Rules and the Prospectus Rules. All material assumptions on which such projections are based are believed by the Company and the Directors to be set out in the Working Capital Estimates and to be materially complete.

10.	The Company and the Directors believe that the Group and the Enlarged Group will have sufficient working capital for their respective present requirements, that is for at least the next 12 months following the date of the Prospectus, taking into account existing bank facilities and the net proceeds of the Rights Issue.

11.	With effect from Admission, the New Shares will have been duly and validly authorised and, when allotted, issued and delivered against the consideration therefor as provided herein and pursuant to the Transfer Agreements, will have been duly and validly allotted, issued and credited as fully paid, free of any Adverse Interests and will conform to the description of the Ordinary Shares contained in the Prospectus and such New Shares will not have been issued in violation of or contrary to any pre-emptive or similar rights.

12.	The New Shares will, upon allotment, rank pari passu in all respects with the Existing Shares and, in particular, will, after such date, rank in full for all dividends and other distributions declared, paid or made by the Company.

13.	Assuming the accuracy of the representations and warranties of the Bank in, and compliance of the Bank with the provisions of, Clause 5, it is not necessary, in connection with the offer, issue, sale and delivery of the New Shares in the manner contemplated by this Agreement and the Prospectus, to register the New Shares under the Securities Act.

14.	The Quarterly Results have been properly prepared in accordance with International Accounting Standards and, save for the fact that they are unaudited, present fairly the state of affairs and profit of the Group for the three months ended 30 June 2005.

15.	Newco is, and at the time of execution of the Transfer Agreements and at the time of issue of the Newco Ordinary Shares was, or will be, resident in Ireland for Irish tax purposes.

16.	No share register of Newco is located or kept in the United Kingdom.

SIGNED BY	)
duly authorised for and on	)
behalf of EIRCOM GROUP PLC	)

SIGNED BY	)
duly authorised for and on	)
behalf of MORGAN STANLEY	)
& CO. INTERNATIONAL	)
LIMITED	)

SIGNED BY	)
duly authorised for and on	)
behalf of MORGAN STANLEY	)
& CO. LIMITED	)

SIGNED BY	)
duly authorised for and on	)
behalf of MORGAN STANLEY	)
SECURITIES LIMITED	)

SIGNED BY	)
duly authorised for and on	)
behalf of GOODBODY	)
STOCKBROKERS	)

SIGNED BY	)
duly authorised for and on	)
behalf of GOODBODY	)
CORPORATE FINANCE	)